Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Stream Global Services, Inc.

of

Up to 17,500,000 Warrants, Each to Purchase One Share of its Common Stock

at a Purchase Price of $0.50 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 14, 2009 UNLESS THE OFFER IS EXTENDED.

Stream Global Services, Inc. (“Stream”, the “Company”, “we”, “us” or “our”), hereby offers to purchase up to 17,500,000 warrants, each to purchase one share of its common stock, par value $0.001 per share (the “warrants”), at a purchase price of $0.50 per warrant, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $8,750,000, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the warrants tendered at the Purchase Price if more than the number of warrants we are seeking in the Offer are properly tendered. Only warrants properly tendered at the Purchase Price and not properly withdrawn, will be purchased pursuant to the Offer. Warrants tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Sections 1 and 3.

Our intent is to purchase up to 17,500,000 of our warrants pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional warrants pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

We will purchase warrants tendered in the Offer and pay related fees and expenses with our existing cash reserves and/or available borrowings under our existing asset-based revolving credit facility. The Offer is not conditioned on any minimum number of warrants being tendered. The Offer is, however, subject to certain other conditions. See Sections 5 and 7.

The warrants are listed and traded on NYSE Amex under the symbol “SGS.WS.” On November 10, 2009, the last full trading day for the warrants before the announcement of the Offer, the last reported sale price of the warrants was $0.31 per warrant. Warrant holders are urged to obtain current market quotations for the warrants before deciding whether to tender their warrants pursuant to the Offer. See Section 8.

We also have outstanding shares of common stock and units, each comprising a share of our common stock and a warrant to acquire a share of common stock. The shares and units also are listed and traded on the NYSE Amex under the symbols “SGS” and “SGS.U,” respectively. This Offer is only open for warrants. You may tender warrants that are included in units, but to do so you must separate such warrants from the units prior to tendering such warrants. See Section 3.

Our board of directors has approved our making the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your warrants with your broker, if any, or other financial advisor.

It is our current intent not to conduct another tender offer to purchase the warrants prior to their expiration in October 2011. We reserve the right to redeem the warrants if and when we are permitted to do so pursuant to the terms of the warrants.

Our current officers and directors will not tender any warrants pursuant to the Offer. See Section 11.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the offer may be directed to Innisfree M&A Incorporated, our Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and the Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase.

IMPORTANT

If you desire to tender all or any portion of your warrants, you must do one of the following before the Offer expires:

•	if your warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your warrants for you;

•

if you hold warrants registered in your own name, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”);

•

if you are an institution participating in The Depository Trust Company, you must tender your warrants according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are the holder of units, each comprising a share of our common stock and a warrant, and wish to tender warrants included in such units, you must separate the warrants from the units prior to tendering your warrants pursuant to the Offer. You must instruct your broker to do so or, if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so.

To tender warrants pursuant to the Offer properly, other than warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered warrants from, warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to warrant holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Who is offering to purchase warrants?

Stream Global Services, Inc. (“Stream”, the “Company”, “we”, “us” or “our”).

What is the background and purpose of the Offer?

We are making the Offer to reduce the number of outstanding warrants because we believe that the substantial number of warrants now outstanding creates uncertainty in our capital structure, as well as opportunities for arbitrage that may adversely affect trading prices of our securities. We believe the reduction in the number of outstanding warrants will provide greater certainty to investors and potential investors regarding the number of shares of common stock that are, and may become, outstanding in the future. In addition, the reduction in the number of outstanding warrants would reduce the number of shares of our common stock that are subject to participation rights held by our major stockholders. See Section 11.

How many warrants is Stream offering to purchase?

•

We are offering to purchase up to 17,500,000 warrants that warrant holders properly tender in the Offer or such lesser amount of warrants as are properly tendered and not properly withdrawn. See Sections 1 and 4.

•

If more than 17,500,000 warrants are properly tendered, all warrants tendered will be purchased on a pro rata basis. The Offer is not conditioned on any minimum number of warrants being tendered by warrant holders. See Section 1.

•

Our intent is to purchase up to 17,500,000 of our warrants pursuant to the Offer. However, we expressly reserve the right, in our sole discretion, to purchase additional warrants pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

What will be the purchase price for the warrants and what will be the form of payment?

•	The price for the Offer is $0.50 per warrant, net to the seller in cash, without interest (the “Purchase Price”). All warrants that we purchase will be purchased at the Purchase Price. See Section 1.

•

If your warrants are purchased in the Offer, we will pay you the Purchase Price promptly after the Expiration Date (as defined below). Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See Sections 1 and 5.

Are shares included in the Offer?

No. The Offer is only for warrants. You may not tender shares of common stock or units, each comprising a share of our common stock and a warrant. If you wish to tender warrants included in units, you must first separate the warrants from the units prior to tendering your warrants pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

How will Stream pay for the warrants?

We will purchase warrants tendered in the Offer and pay related fees and expenses with our existing cash reserves and/or available borrowings under our existing asset-based revolving credit facility. Financing is not a condition to the Offer. See Section 9.

Can the Offer be extended, amended or terminated?

While we do not plan to extend or amend the Offer, we may extend or amend the Offer to the extent we determine such extension or amendment is required by applicable law or regulation. If we extend the Offer, we will delay the acceptance of any warrants that have been tendered pursuant to the Offer. We reserve the right to amend the Offer to the extent permitted by applicable law or regulation. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

How long do I have to tender my warrants?

You may tender your warrants pursuant to the Offer until the Offer expires. The Offer will expire at 5:00 p.m., New York City time, on Monday, December 14, 2009 (the “Expiration Date”), unless we extend the Offer to comply with legal requirements. See Sections 1 and 14. If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See Section 3.

Are there any conditions to the Offer?

Our obligation to purchase warrants tendered depends upon: (1) there not being instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer and (2) our determination that there is no reasonable likelihood that the consummation of the Offer and the purchase of the warrants will have the effect of causing our warrants or units to be delisted from NYSE Amex. See Section 7.

How do I tender my warrants?

•

If you hold your warrants registered in your own name and decide to tender your warrants, you must deliver your warrants by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in Section 3) to the Depositary before 5:00 p.m., New York City time, on Monday, December 14, 2009, or such later time and date to which we may extend the Offer.

•

If you hold your warrants in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your warrants. See Section 3 and the instructions to the Letter of Transmittal.

•

If you hold units, each comprising a share of our common stock and a warrant, to acquire a share of common stock, and want to tender warrants included in such units, you must separate the warrants from the units prior to tendering your warrants pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Until what time can I withdraw previously tendered warrants?

You may withdraw your tendered warrants at any time before 5:00 p.m., New York City time, on Monday, December 14, 2009, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered warrants for payment, you may withdraw your tendered warrants at any time after 12:01 a.m., New York City time on Wednesday, January 13, 2010. See Section 4.

How do I withdraw warrants previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer. Your notice of withdrawal must specify your name, the number of warrants to be withdrawn and the name of the registered holder of such warrants. Some additional requirements apply if the warrants to be withdrawn have been delivered to the Depositary or if your warrants have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered warrants be purchased? Will tendered warrants be prorated?

•

First, if more than 17,500,000 warrants (or such greater number of warrants as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase tendered warrants on a pro rata basis with appropriate adjustments to avoid the purchase of fractional warrants, subject to the conditional tender provisions described below and in Section 6.

•

Second, if necessary to permit us to purchase up to 17,500,000 warrants (or such greater number of warrants as we may elect to purchase pursuant to the Offer), we will purchase warrants from holders who have properly tendered warrants, subject to the condition that a specified minimum number of the holder’s warrants (including all) or none be purchased if any of the holder’s warrants are purchased pursuant to the Offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. See Sections 1 and 6.

•	Therefore, we may not purchase all of the warrants that you tender. See Section 1.

Has Stream or its board of directors adopted a position on the Offer?

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will Stream’s current directors and officers tender warrants in the Offer?

No. Our current officers and directors will not tender any warrants pursuant to the Offer. See Section 11.

What will happen if I do not tender my warrants?

Warrant holders who choose not to tender will not receive cash for their warrants and will remain holders of warrants entitled to exercise them on their terms for the purchase of common stock. See Section 2.

When and how will Stream pay for the warrants I tender that are accepted for purchase?

We will pay the Purchase Price in cash, without interest, for the warrants we purchase promptly after the expiration of the Offer and the acceptance of the warrants for payment. We will pay for the warrants accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your warrants accepted for payment. See Section 5.

What is the recent market price for the warrants?

On November 10, 2009, the last full trading day for the warrants before the announcement of the Offer, the last reported sale price of the warrants was $0.31 per warrant. You are urged to obtain current market quotations for the warrants before deciding whether to tender your warrants. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my warrants?

If you are a registered warrant holder and you tender your warrants directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your warrants through a broker, bank or other nominee and your broker tenders warrants on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my warrants?

The receipt of cash for your tendered warrants will generally be treated for U.S. federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment. See Section 13.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer. You may request additional copies of the Offer, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer, as well as certain statements incorporated by reference herein, constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “potential” and “should”, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These risks, uncertainties and other important factors include, but are not limited to:

•	the adverse effect our outstanding warrants and options may have on the market price of our common stock;

•	the registration rights and participation rights with respect to the securities owned by certain of our stockholders;

•	integrating the businesses of Stream and eTelecare Global Solutions, Inc. (“eTelecare”) may be more difficult and take longer than expected;

•	anticipated synergies and operating improvements from the combination with eTelecare may not be achieved or may take longer than planned to achieve;

•	we are operating in emerging markets and may also enter into new markets in places like South America, Eastern Europe, China, Japan and Russia;

•	we may be unable to execute our business strategy;

•	general economic and business conditions may change;

•	foreign currency rates in the countries in which we operate may change, or we may not be able to hedge the foreign currency risk effectively;

•	we may not experience any increase in demand for services or our target clients may not experience increased demand for business process outsourcing services;

•	we may lose clients as a result of the combination with eTelecare or other factors;

•	we may not be able to make payments required under our outstanding indebtedness;

•	we may experience delays in obtaining new clients or sales from existing clients;

•	we may not be able to hire and retain key personnel;

•	we may experience lengthy sales cycles and/or pricing pressure;

•	we may experience delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches and other similar events;

•	we may face intense competition in the marketplace from competitors with greater financial resources;

•	we may incur significant costs to develop new sites, without any assurance of significant future revenues from those sites;

•	we may enter into acquisitions, joint ventures or other strategic investments; and

•	we may not be able to obtain necessary financing.

You should carefully consider these risks, in addition to the other information in this Offer to Purchase and in our other filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2009. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and items discussed in “Item 1A—Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in “Item 1A—Risk Factors” set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2009 and in our other SEC reports filed after such Quarterly Report on Form 10-Q, which are incorporated herein by reference, highlight many of the material risks of participating in this Offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein or incorporated herein by reference, as well as our most recent Forms 10-K, 10-Q and 8-K filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Related to This Offer

There is no guarantee that your decision of whether to tender your warrants will put you in a better future economic position.

We can give no assurance as to the price at which a warrant holder may be able to sell its warrants in the future following the completion of the Offer. If you choose to tender your warrants in the Offer, certain future events may cause an increase in the price of our warrants and may result in a lower value realized now than you might realize in the future had you not agreed to tender your warrants. Similarly, if you do not tender your warrants, you will continue to bear the risk of ownership of your warrants after the closing of the Offer, and there can be no assurance that you can sell your warrants in the future at a higher price than the Purchase Price. It is our current intent not to conduct another tender offer to purchase the warrants prior to their expiration in October 2011. We reserve the right to redeem the warrants if and when we are permitted to do so pursuant to the terms of the warrants. Please consult your own individual tax and/or financial advisor for assistance on how your decision of whether to tender your warrants may affect your individual situation.

A warrant holder is not guaranteed to be able to sell all of its warrants to us as part of the Offer.

Due to the fact that there are 19,982,394 warrants outstanding as of the commencement of this Offer, including 1,283,245 warrants embedded in our units, it is possible that the Offer will be oversubscribed. In such an event, we will purchase the warrants pro rata, which means that each warrant holder who accepts the Offer will have only a portion of such warrant holder’s warrants bought by us. Consequently, a warrant holder cannot be assured that it will be able to sell all of its warrants to us as part of the Offer.

The Offer presents potential risks and disadvantages to us and our continuing warrant holders.

Although our Board of Directors has determined that the Offer is in the best interests of our stockholders and warrant holders, the Offer exposes us to a number of risks including:

•

the use of a portion of our existing cash reserves, which may reduce our ability to engage in certain cash acquisitions or to pursue other business opportunities that could create significant value for our stockholders and warrant holders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•

the risk that the Offer may reduce the number of our warrant holders, which may reduce the volume of trading in our warrants and may result in lower warrant prices and reduced liquidity in the trading of our warrants following completion of the Offer.

Risks Related to Our Business

We have a history of losses and there can be no assurance that we will become or remain profitable or that losses will not continue to occur.

For the nine months ended September 30, 2009, we had a net loss of $7.6 million. We may not achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

•	attract and retain an adequate client base;

•	manage effectively a large global business;

•	react to changes, including technological changes, in the markets we target or operate in;

•	deploy our services in additional markets or industry segments;

•	continue to maintain operating efficiencies in our service centers across the globe;

•	respond to competitive developments and challenges;

•	attract and retain experienced and talented personnel; and

•	establish strategic business relationships.

We may not be able to do any of these successfully, and our failure to do so is likely to have a negative impact on our operating results.

A substantial portion of our revenue is generated from a limited number of clients, and the loss of one or more of these clients or a decline in end user acceptance of our client’s products would materially reduce our revenue and cash flow and adversely affect our business.

We have derived, and we believe that we will continue to derive a substantial portion of our revenue from a limited number of clients. Revenue from the three largest clients, Dell, HP and AT&T, accounted for 19%, 11% and 9%, respectively, of revenues for the nine months ended September 30, 2009 on a pro forma basis after giving effect to the Combination (as defined below). Although we generally enter into multi-year contracts with clients, most of which are typically renewable, these contracts generally do not require clients to provide a minimum amount of revenues and allow clients to terminate earlier for convenience. There can be no assurance that we will be able to retain, renew or extend our contracts with our major clients. Although some of these contracts require the client to pay a contractually agreed upon amount in the event of early termination, there can be no assurance that we will be able to collect such amount or that such amount, if received, will sufficiently compensate us for any significant investment we may have made to support the cancelled program or for the revenues we may lose as a result of the early termination.

There can also be no assurance that if we were to lose one or more of our major clients, we would be able to replace such clients with new clients that generate a comparable amount of revenues. A number of factors could cause us to lose business or revenue from a client, and some of these factors are not predictable and are beyond our control. For example, a client may demand price reductions, change its outsourcing strategy, move work in-house or reduce previously forecasted demand. In addition, the volume of work we perform for specific clients may vary from year to year. In most cases, if a client terminates its contract with us or does not meet its forecasted demand, we would have no contractual recourse even if we have built-out facilities and/or hired and trained service professionals to provide services to the client. Thus, a major client in one year may not provide the same level of revenue in any subsequent year. Consequently, the loss of one or more of our major clients, or the inability to generate anticipated revenues from them, would have a material adverse effect on our business, results of operations, financial condition and cash flows. Our operating results for the foreseeable future will continue to depend on our ability to effect sales to a small number of clients and any revenue growth will depend on our success selling additional services to our large clients and expanding our client base.

We typically charge our clients based on the number of inbound calls that we provide, or the amount of time, by the minute or by the hour in most cases, our service professionals spend with end-users relating to our clients’ products. We also provide in-bound sales services to our clients, whereby we are paid based on our level of sales success and other client driven metrics. To the extent there is a decline in spending for our clients’ products, whether as a result of a decline in product acceptance or general economic conditions, our business will be adversely affected. There are a number of factors relating to discretionary consumer and business spending, including economic conditions affecting disposable income (such as employment, business conditions, taxation and interest rates) which impact the ability of our clients to sell their products, and most of which are outside of our control. There can be no assurance that spending for our clients’ products will not be affected by adverse economic conditions, thereby affecting our business, results of operations, financial condition and cash flows.

Our revenue is highly dependent on a few industries and any decrease in demand for outsourced business processes in these industries could reduce our revenue and seriously harm our business.

Most of our revenue is derived from clients concentrated in the technology, software, computing and communications industries. The success of our business largely depends on continued demand for our services from clients in these industries, as well as on trends in these industries to outsource business processes on a global basis. A downturn in any of the industries we serve, a slowdown or reversal of the trend to outsource business processes in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing could result in a decrease in the demand for our services, which in turn could materially harm our business, results of operations, financial condition and cash flows. The current global recession has negatively affected the business of many of our clients and has in some cases resulted in lower volumes of work for us. In the event that the global recession continues or worsens, this may in turn continue to have a negative impact on our business due to lower volumes or pricing pressures.

Other developments may also lead to a decline in the demand for our services in these industries. For example, the industries we primarily serve, particularly the communications industry, have experienced a significant level of consolidation in recent years. Consolidation in any of these industries or acquisitions, particularly involving our clients, may decrease the potential number of buyers of our services. Furthermore, many of our existing and new clients have begun or plan to consolidate or reduce the number of service providers that they use for various services in various geographies. To the extent that we are not successful in becoming the recipient of the consolidation of services by these clients our business and revenues will suffer. Any significant reduction in, or the elimination of, the use of the services we provide within any of these industries would reduce our revenue and cause our profitability to decline. Our clients may experience rapid changes in their prospects, substantial price competition and pressure on their results of operations. This may result in increasing pressure on us from clients in these key industries to lower our prices, which could negatively affect our business, results of operations, financial condition and cash flows.

We may be unable to successfully execute on any of our identified business opportunities or other business opportunities that we determine to pursue.

In order to pursue business opportunities, we will need to continue to build our infrastructure, our client initiatives and operational capabilities. Our ability to do any of these successfully could be affected by one or more of the following factors:

•	the ability of our technology and hardware, suppliers and service providers to perform as we expect;

•	our ability to execute our strategy and continue to operate a large, more diverse business efficiently on a global basis;

•	our ability to effectively manage our third party relationships;

•	our ability to attract and retain qualified personnel;

•	our ability to effectively manage our employee costs and other expenses;

•	our ability to retain and grow our clients and the current portfolio of business with each client;

•	technology and application failures and outages, security breaches or interruption of service, which could adversely affect our reputation and our relations with our clients;

•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving service and pricing demands of the markets we serve; and

•	our ability to raise additional capital to fund our growth.

Our failure to adequately address the above factors would have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise, which might negatively affect our business.

Our business may be impacted by the performance of our clients.

The current economic environment and global recession is having a negative impact on the revenue and sales unit volumes of many of our clients. Our revenue and call volume is often highly correlated with units sold, renewals from our clients’ customers or end users, and revenue of our clients. In addition, many of our clients are seeking to consolidate their current group of service providers to a smaller more manageable group that is able to provide integrated service offerings on a global basis. In some cases we do not currently offer or have service locations in those geographic locations where our clients are seeking services. Our ability to sustain growth and profitability in the current environment is very dependent upon our ability to maintain and/or gain a greater share of business within our current clients, and to attract new clients. There can be no assurance that we will be able to do so in the future. Moreover, we are exposed to additional risks related to our clients’ ability to pay and the resulting uncollectability of our accounts receivables. The economic slowdown, coupled with tightened credit availability, could adversely affect our clients’ liquidity and cause them to delay or reduce their payments to us. Such delays or reductions or the non-payment by our clients of amounts owed to us may require us to incur a bad debt expense. To the extent that one of our major clients should file for bankruptcy protection or otherwise fail, it could have a material effect on our future business, results of operations, financial condition and cash flows. In the event that some of our service centers do not receive sufficient call volume in the future we may be required to close them and relocate business in other centers. This would require substantial employee severance, lease termination costs and other re-organization costs.

We may not be able to achieve incremental revenue growth or profitability.

Our strategy calls for us to achieve incremental revenue growth and profitability through initiatives, such as opening new or expanding our existing internationally located service locations in places like China, Eastern Europe, Egypt, Russia, Japan, South Africa and South America. Other initiatives include, the addition or expansion of services, such as sales services, warranty services, credit and collection services, data management and hosting, and language translation and interpretation services. Our strategy also includes the introduction of front-end technology-driven service solutions for fee-based services, self-help, home-shoring of agents and other technology driven solutions. Additionally, our strategy includes operational improvements in areas such as employee attrition, site capacity utilization, centralization of certain administrative services, productivity rates, use of technology and other operating metrics. However, there can be no assurance that we will not encounter difficulties or delays in implementing these initiatives, and any such difficulties or delays would adversely affect our future operating results and financial performance.

We have, on a consolidated basis, a substantial amount of debt, which could impact our ability to obtain future financing or pursue our growth strategy.

We have substantial indebtedness. After giving effect to our acquisition on October 1, 2009 of EGS Corp., the parent company of eTelecare, which we refer to as the Combination, the issuance on October 1, 2009 of $200 million aggregate principal amount of 11.25% Senior Secured Notes due 2014 (the “Notes”), the closing on October 1, 2009 of an asset-based credit facility (the “ABL Credit Facility”) and the repayment of certain outstanding indebtedness on or about October 1, 2009, as of September 30, 2009, we had approximately $214.2 million of indebtedness (including capital leases) and up to an additional $100 million of borrowings available under the ABL Credit Facility, before taking into account outstanding letters of credit, subject to borrowing base limitations and other specified terms and conditions.

Our high level of indebtedness could have important consequences and significant adverse effects on our business, including the following:

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our high level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business; and

•	our ability to fund a change of control offer may be limited.

The instruments governing our ABL Credit Facility contain, and the instruments governing any indebtedness we may incur in the future may contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all or a portion of our outstanding indebtedness.

Payments on our indebtedness will require a significant amount of cash. Our ability to meet our cash requirements and service our debt is impacted by many factors that are outside of our control.

We expect to obtain the funds to pay our expenses and to pay the amounts due under our Notes primarily from our operations and borrowings under our ABL Credit Facility. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including our Notes, or to fund other liquidity needs. Our ability to borrow amounts under our ABL Credit Facility will be subject to borrowing base limitations and other specified terms and conditions, and the ability of certain of our foreign subsidiaries to borrow amounts under our ABL Credit Facility in the future is also subject, among other conditions, to our provision of security interests in certain assets of those foreign subsidiaries, which we did not provide upon the closing of the ABL Credit Facility and we may not be able to provide in the future. If we do not have sufficient cash resources in the future, we may be required to refinance all or part of our then existing debt, sell assets or borrow more money. We might not be able to accomplish any of these alternatives on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. Our failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes.

We may be able to incur substantial additional indebtedness that could further exacerbate the risks associated with our indebtedness.

We may incur substantial additional indebtedness in the future. Although the indenture governing our Notes and the loan agreement governing our ABL Credit Facility contain restrictions on our incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and we could incur substantial additional indebtedness, including additional secured indebtedness. If we incur additional debt, the risks described above under “We have, on a consolidated basis, a substantial amount of debt, which could impact our ability to obtain future financing or pursue our growth strategy” and “Payments on our indebtedness will require a significant amount of cash. Our ability to meet our cash requirements and service our debt is impacted by many factors that are outside of our control” would intensify.

Our business may not develop in ways that we currently anticipate due to negative public reaction to outsourcing and recently proposed legislation.

We have based our growth strategy on certain assumptions regarding our industry, services and future demand in the market for our services. However, the trend to outsource business processes may not continue and could reverse. Outsourcing is a politically sensitive topic in the United States and elsewhere. For example, several organizations in the United States have publicly expressed concern about a perceived association between outsourcing providers and the loss of jobs in the United States. Public figures, such as U.S. President Barack Obama, have supported legislation that they contend will generate new jobs in the United States, including limiting income tax credits for companies that offshore American jobs. This may also have a significant effect on government regulated companies or financial institutions or other businesses that have recently received financial aid from the U.S. Federal government.

There has been recent publicity about some negative experiences that organizations have had with outsourcing, such as theft and misappropriation of sensitive client data. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to off-shore providers to avoid negative perceptions that may be associated with using an off-shore provider. Any slowdown or reversal of existing industry trends towards off-shore outsourcing would seriously harm our ability to compete effectively with competitors that operate solely out of facilities located in the United States or Canada.

A variety of U.S. federal and state legislation has been proposed that, if enacted, could restrict or discourage U.S. companies from outsourcing services outside the United States. For example, legislation has been proposed that would require off-shore providers of services requiring direct interaction with clients’ customers to identify to clients’ customers where the off-shore provider is located. Because most of our clients are U.S. companies located in the United States, any expansion of existing laws or the enactment of new legislation restricting off-shore outsourcing could harm our business, results of operations and financial condition. It is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to off-shore service providers. This would also affect our ability to attract or retain clients that have these contracts.

We may not realize the anticipated benefits of the Combination, including potential synergies, due to challenges associated with integrating the companies or other factors.

The success of the Combination will depend in part on our ability to successfully integrate the operations, technologies and personnel of Stream and eTelecare. Our inability to meet the challenges involved in integrating successfully the operations of Stream and eTelecare or otherwise to realize the anticipated benefits of the Combination could seriously harm our results of operations. In addition, the overall integration of the two companies will require substantial attention from our management, particularly in light of the geographically dispersed operations of the two companies, which could further harm our results of operations.

The challenges involved in integration include:

•	integrating the two company’s operations, processes, people, technologies and services;

•	coordinating and integrating sales and marketing and technology functions;

•	demonstrating to our clients that the Combination will not result in adverse changes in business focus and service deliverables (including customer satisfaction);

•	assimilating and retaining the personnel of both companies and integrating the business cultures, operations, systems and clients of both companies; and

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions.

We may not be able to successfully integrate the operations of Stream and eTelecare in a timely manner, or at all, and we may not realize the anticipated benefits of the Combination, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the Combination are based on assumptions and current expectations, not actual experience, and assume a successful integration and reallocation of resources among our facilities without unanticipated costs and our efforts do not have unforeseen or unintended consequences. In addition, our ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that Stream’s or eTelecare’s relationships with existing or potential clients, suppliers or strategic partners is adversely affected as a consequence of the Combination, or by practical or legal constraints on our ability to combine operations. Furthermore, a portion of our ability to realize synergies and cost savings depends on our ability to migrate work from certain of our facilities to other facilities.

We may be unable to cost-effectively attract and retain qualified personnel, which could materially increase our costs.

Our business is dependent on our ability to recruit, hire, train and retain highly qualified technical and managerial personnel, including individuals with significant experience in the industries that we have targeted. The customer relationship management (“CRM”) and business process outsourcing (“BPO”) service industry is labor intensive and is normally characterized by high monthly employee turnover. Any increase in our employee turnover rate would increase our recruiting and training costs, decrease our operating effectiveness and productivity and delay or deter us from taking on additional business resulting in lower financial performance. Also, the introduction of significant new clients or the implementation of new large-scale programs may require us to recruit, hire and train personnel at an accelerated rate. In addition, some of our facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to attract and retain qualified personnel. There can be no assurance that we will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff our business.

In addition, in order to be successful we also must attract, retain and motivate executives, including our Chairman and Chief Executive Officer, Mr. Murray, and other key executives. Our employees may experience uncertainty about their future roles with us until or after strategies for the combined company are announced or executed. Similar issues may arise in connection with any future acquisition, merger or disposition. These circumstances may adversely affect our ability to attract and retain key personnel. We also must continue to attract and motivate our other employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and any difficulties with integrating Stream and eTelecare.

We may not be able to predict our future tax liabilities. If we become subject to increased levels of taxation or if tax contingencies are resolved adversely, our results of operations and financial performance could be adversely affected.

Due to the international nature of our operations, we are subject to the complex and varying tax laws and rules of several foreign jurisdictions. We may not be able to predict the amount of future tax liabilities to which we may become subject due to some of these complexities if our positions are challenged by local tax authorities. Any increase in the amount of taxation incurred as a result of challenges to our tax filing positions or due to legislative or regulatory changes could result in a material adverse effect on our business, results of operations and financial condition. We are subject to ongoing tax audits, including issues related to transfer pricing, in the United States and other jurisdictions. We have material tax-related contingent liabilities that are difficult to predict or quantify. While we believe that our current tax provisions are reasonable and appropriate, we cannot be assured that these items will be settled for the amounts accrued or that additional exposures will not be identified in the future or that additional tax reserves will not be provided for any such exposures.

Our financial results may be impacted by significant fluctuations in foreign currency exchange rates.

A substantial amount of our operating costs is incurred in foreign currencies. In many cases, we bill our clients in U.S. dollar, Euro and U.K. pounds sterling denominated amounts and incur costs in the host country in local currency. In recent periods, the U.S. dollar has dropped in value relative to other currencies and therefore our cost of providing services has increased accordingly. Any continued significant fluctuations in the currency exchange rates between the U.S. dollar, Euro and U.K. pounds sterling and the currencies of countries in which we operate may affect our business, results of operations, financial condition and cash flows.

A substantial portion of our costs are incurred and paid in Philippine pesos. Therefore, we are exposed to the risk of an increase in the value of the Philippine peso relative to the U.S. dollar, which would increase our expenses denominated in U.S. dollars. Stream historically has not engaged in hedging transactions to a material extent, with the exception of certain hedging relating to the Canadian dollar and the Indian rupee and hedging by our subsidiary, eTelecare, of a substantial amount of its forecasted peso-denominated expenses. Our hedging strategy, however, may not sufficiently protect us from further strengthening of the Philippine peso, which could increase our expenses and harm our operating results. If the U.S. dollar strengthens against the Philippine peso, our hedging strategy could reduce the potential benefits we would otherwise expect from a strengthening U.S. dollar. We are also doing business in Latin America and do not yet hedge currencies from these countries.

Our international operations and sales subject us to additional risks, including risks associated with unexpected events.

We conduct business in various countries outside of the United States, including Canada, the Netherlands, the United Kingdom, Italy, Ireland, Spain, Sweden, France, Germany, Poland, Denmark, Bulgaria, India, the Philippines, El Salvador, Egypt, Tunisia, South Africa, Nicaragua, the Dominican Republic and Costa Rica. A key component of our growth strategy is our continued international expansion, especially in new markets, such as China, Eastern Europe, Japan, Russia and South America. There can be no assurance that we will be able to successfully market, sell and deliver our services in these markets, or that we will be able to successfully expand international operations. The global reach of our business could cause us to be subject to unexpected, uncontrollable and rapidly changing events and circumstances. The following factors, among others, could adversely affect our business and earnings:

•	failure to properly comply with foreign laws and regulations applicable to our foreign activities including, without limitation, employment law requirements;

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compliance with multiple and potentially conflicting regulations in the countries where we operate now and in the future, including employment laws, intellectual property requirements, and the Foreign Corrupt Practices Act and other anti-corruption laws;

•	difficulties in managing foreign operations and attracting and retaining appropriate levels of senior management and staffing;

•	longer cash collection cycles;

•	seasonal reductions in business activities, particularly throughout Europe;

•	proper compliance with local tax laws which can be complex and may result in unintended adverse tax consequences;

•	anti-American sentiment due to American policies that may be unpopular in certain countries;

•	difficulties in enforcing agreements through foreign legal systems;

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fluctuations in exchange rates that may affect product demand and may adversely affect the profitability in U.S. dollars of services we provide in foreign markets, where payment for our products and services is made in the local currency and revenues are earned in U.S. dollars or other currency;

•	changes in general economic and political conditions in countries where we operate;

•	the ability to efficiently repatriate cash to the United States and transfer cash between foreign jurisdictions;

•	changes in transfer pricing policies for income tax purposes in countries where we operate;

•	restrictions on downsizing operations and personnel in Europe and other jurisdictions (i.e. regulatory or works council restrictions) and expenses and delays associated with any such activities; and

•	changes to or elimination of the international tax holiday for our subsidiaries in India and the Philippines.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our global operations and reduce our global sales, adversely affecting our business and future financial performance.

Countries where we do business have experienced political and economic instability and periodically experience civil unrest and terrorism, which could disrupt our operations and cause our business to suffer.

Countries where we do business, and in particular the Philippines, have experienced significant inflation, currency declines and shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the United States. Certain countries where we do business, such as the Philippines, India, Egypt and certain Latin American countries, also periodically experience civil unrest, terrorism and political turmoil and U.S. companies in particular may experience greater risk. In addition, we expect to enter into new markets in places such as China, Japan, South America and Eastern Europe, which may have similar risks. These conditions could disrupt our operations and cause our business to suffer.

Current tax holidays in the Philippines will expire within the next several years.

We currently benefit from income tax holiday incentives in the Philippines pursuant to the registrations with the Philippine Economic Zone Authority, or PEZA, of our various projects and operations. Under such PEZA registrations, the income tax holiday of our various PEZA-registered projects in the Philippines ranges from three to six years and expire at staggered dates through 2012. The expiration of these tax holidays will increase our effective income tax rate and may impair our competitive position against BPO companies based outside of the Philippines.

Our revenues and costs are subject to quarterly variations that may adversely affect quarterly financial results.

We have experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside our control, including:

•	the timing of new client contracts;

•	the timing of new service offerings or modifications in client strategies;

•	our ability to attract and retain and increase sales to existing customers;

•	the timing of acquisitions of businesses and products by us and our competitors;

•	our ability to effectively build and start-up new solution centers;

•	product and price competition;

•	our ability to build an integrated service offering on a common technology platform;

•	changes in our operating expenses;

•	software defects or other product quality problems;

•	the ability to implement new technologies on a timely basis;

•	the expiration or termination of existing contracts;

•	the timing of increased expenses incurred to obtain and support new business;

•	currency fluctuations; and

•	changes in our revenue mix among our various service offerings.

In addition, our planned staffing levels, investments and other operating expenditures are based on revenue forecasts provided by our clients. If actual revenues are below these forecasts or our own expectations in any given quarter, our business, results of operations, financial condition and cash flows would likely be materially adversely affected for that quarter and thereafter. In addition, to the extent that we enter into mergers and acquisitions or new business ventures in the future, our quarterly or future results may be impacted.

Our financial results may be adversely affected by increases in labor-related costs.

Because a significant portion of our operating costs relate to labor costs, an increase in U.S. or foreign wages, costs of employee benefits or taxes could have a material adverse effect on our business, results of operations and financial condition. For example, over the past several years, healthcare costs have increased at a rate much greater than that of general cost or price indices. Increases in our pricing may not fully compensate us for increases in labor and other costs incurred in providing services. Some of our facilities are located in jurisdictions, such as France, Italy and Germany, where it is difficult or expensive to temporarily or permanently lay off hourly workers due to both local laws and practices within these jurisdictions. Such laws will make it more expensive for us to respond to adverse economic conditions. There can be no assurance that we will be able to increase our pricing or reduce our workforce to fully compensate for the increases in the costs to provide services.

We may need to increase the levels of employee compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and number of employees that our business requires. Wage costs in India and other off-shore locations have historically been significantly lower than wage costs in the North America and Europe for comparably skilled professionals, which has been one of Stream’s competitive advantages. However, because of rapid economic growth in India, increased demand for CRM and BPO services from India and increased competition for skilled employees in off-shore low cost locations like India and the Philippines, wages for comparably skilled employees in off-shore low cost locations like India and the Philippines are increasing at a faster rate than in North America and Europe, which may reduce this competitive advantage. In addition, although eTelecare has not historically experienced significant wage inflation with its Philippine employees, we are faced with increasing competition in the Philippines for service professionals and technicians who generate revenue for us, and we expect this competition will continue to increase as additional outsourcing companies enter the market and expand their operations. In particular, there may be limited availability of qualified middle and upper management candidates. We have benefited from a suitable supply of college graduates in the Philippines. If this favorable supply changes due to increased competition, it could affect the availability and the cost of customer service associates and increase our attrition rate.

Wages are generally higher for employees performing data analytics services and risk and financial management services than for employees performing CRM and BPO services. As the scale of our data analytics services and our risk and financial management services increases, wages as a percentage of revenues will likely increase. Wage increases in the long term may reduce our profit margins. Additionally, because substantially all of our employees based outside the United States are paid in local currency, while our revenues are collected in other currencies (primarily in U.S. dollars, the Euro and U.K. pounds sterling), our employee costs as a percentage of revenues may increase or decrease significantly if the exchange rates between these currencies fluctuate significantly.

We have not experienced significant union activity or organized labor activity in the past. There can be no assurance that we will not experience increased union organizing activity in the future. Such organization could increase our cost of labor, limit our ability to modify work schedules and cause work stoppage.

Our profitability will be adversely affected if we do not maintain sufficient capacity utilization.

Our profitability is influenced significantly by the capacity utilization of our service centers. Because our business consists of inbound contacts from end-users, we have no control of when or how many end user customer contacts are made. Moreover, we have significantly higher utilization during peak (week day) periods than during off-peak (night and weekend) periods and therefore we need to reserve capacity at our service centers to anticipate peak periods. In the future, we may consolidate or close under-performing service centers in order to maintain or improve targeted utilization and margins. If we close service centers in the future due to insufficient customer demand, we may be required to record restructuring or impairment charges, which could adversely impact our business, results of operations and financial condition. There can be no assurance that we will be able to achieve or maintain optimal service center capacity utilization.

Many of our existing or emerging competitors are better established and have significantly greater resources, which may make it difficult to attract and retain clients and grow revenues.

The market in which we compete is highly competitive and fragmented. We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients.

Because we compete with the in-house operations of existing or potential clients, our business, results of operations, financial condition and cash flows could be adversely affected if our existing clients decide to provide CRM and other BPO solutions that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors or in-house operations could cause our services to lose market acceptance or result in significant price erosion, which would have a material adverse effect upon our business, results of operations, financial condition and cash flows. Some of our clients may in the future seek to consolidate services that we provide, which may in turn reduce the amount of work we perform for them.

Some of our existing and future competitors have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than we do in the industries that we currently serve or may serve in the future. Some of our competitors may enter into merger, strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce our operating margin, which could harm our business, results of operations, financial condition and cash flows.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial position and operating results.

We may pursue acquisitions of companies or assets in order to enhance our market position and/or expand the types of services that we offer to our clients and may enter geographic markets where we do not currently conduct business. We may also acquire minority interest in companies or enter into joint venture arrangements with other parties, which may include existing clients. We may also pursue certain acquisitions on an unsolicited basis, which may cause management distractions and increased legal costs. We may not be able to find suitable acquisition candidates and we may not be able to consummate such acquisitions on favorable terms, if at all. If we do complete acquisitions, we cannot be sure that they will ultimately strengthen our competitive position, or that our clients, employees or investors will not view them negatively. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our indebtedness, liabilities, exposure to different legal regimes and/or regulations, and expenses and harm our operating results or financial condition. We may not be able to successfully integrate these acquisitions into our operations and may lose key clients, employees, members of management or not achieve the synergies and other benefits expected from the acquisition or investment. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, results of operations, financial condition and cash flows.

Our business depends on uninterrupted service to our clients. A system failure or labor shortage could cause delays or interruptions of service, which could cause us to lose clients.

Our operations are dependent upon our ability to protect our service centers, computer and telecommunications equipment and software systems against damage or interruption from fire, power loss, telecommunications interruption or failure, natural disaster, breaches in data and technology security integrity and other similar events in order to provide our clients with reliable services. Additionally, we depend on our employees to perform our services on behalf of our clients. If employees miss work due to labor shortages, natural disasters and other similar events, our ability to provide our clients with reliable services will be hindered. Some of the events that could adversely affect our ability to deliver reliable service include physical damage to our network operations centers; disruptions, power surges or outages to our computer and telecommunications technologies which are beyond our control; sabotage or terrorist attacks and cyber attacks or data theft; software defects; fire or natural disasters such as typhoons, hurricanes, floods and earthquakes; and labor shortages or walk-outs.

Technology is a critical foundation in our service delivery. We utilize and deploy internally developed and third party software solutions that is often customized by us across various hardware and software environments. We operate an extensive internal voice and data network that links our global sites together in a multi-hub model that enables the rerouting of call volumes. We also rely on multiple public communication channels for connectivity to our clients. Maintenance of and investment in these foundational components are critical to our success. If the reliability of technology or network operations fall below required service levels, or a systemic fault affects the organization broadly, business from our existing and potential clients may be jeopardized and cause our revenue to decrease.

If we experience a temporary or permanent interruption at one or more of our service centers and/or data centers, through casualty, operating malfunction, labor shortage or otherwise, our business could be materially adversely affected and we may be required to pay contractual damages to affected clients or allow some clients to terminate or renegotiate their contracts with us. Although we maintain property, business interruption and general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in a loss of data to us or our clients, which could cause a loss of revenues, failure to achieve product acceptance, increased insurance costs, product returns, legal claims, including product liability claims, against us, delays in payment to us by clients, increased service and warranty expenses or financial concessions, diversion of resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse effect on our market share and, in turn, our business, results of operations, financial condition and cash flows.

We are subject to United States and foreign jurisdiction laws relating to individually identifiable information, and failure to comply with those laws, whether or not inadvertent, could subject us to legal actions and negatively impact our operations.

We process, transmit and store information relating to identifiable individuals, both in our role as a service provider and as an employer. As a result, we are subject to numerous U.S. (both federal and state) and foreign jurisdiction laws and regulations designed to protect individually identifiable information, including social security numbers, financial and health information. For example, in 1996, Congress passed the Health Insurance Portability and Accountability Act and as required therein, the Department of Health and Human Services established regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable health information. We have taken measures to comply with each of those regulations on or before the required dates. Other U.S. (both federal and state) and foreign jurisdiction laws apply to the processing of individually identifiable information as well, and additional legislation may be enacted at any time. Failure to comply with these types of laws may subject us to, among other things, liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations, any of which may have a material adverse effect on our profitability and cash flow.

Unauthorized disclosure of sensitive or confidential data could expose us to protracted and costly litigation and penalties and may cause us to lose clients.

We are dependent on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations and with our partners and clients. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of confidential information. We are also required at times to manage, utilize and store sensitive or confidential data. As a result, we are subject to numerous federal and state laws and regulations designed to protect this information. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines and/or criminal prosecution. Unauthorized disclosure of sensitive or confidential client or customer data, whether through system failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation, business, results of operations, financial condition and cash flows.

We have a long selling cycle for our CRM and BPO services that requires significant funds and management resources and a long implementation cycle that requires significant resource commitments.

We have a long selling cycle for our CRM and BPO services for new clients, which requires significant investment of capital, resources and time by both our clients and us. Typically, before committing to use our services, potential clients require us to expend substantial time and resources educating them as to the value of our services and assessing the feasibility of integrating our systems and processes with theirs. Our clients then evaluate our services before deciding whether to use them. Therefore, our selling cycle, which generally ranges from six to twelve months, is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services (such as other providers or in-house offshore resources) and the timing of our clients’ budget cycles and approval processes. In addition, we may not be able to successfully conclude a contract after the selling cycle is complete.

Implementing our services involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby delaying further the implementation process. Our clients and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Once we are engaged by a client, it may take us several months before we start to recognize significant revenues.

When we are engaged by a client after the selling process for our CRM and BPO services, it takes from four to six weeks to integrate the client’s systems with ours and up to three months thereafter to ramp up our services and staff levels, including hiring and training qualified service professionals and technicians, to the client’s requirements. Depending on the complexity of the processes being implemented, these time periods may be significantly longer. Implementing processes can be subject to potential delays similar to certain of those affecting the selling cycle. Therefore, we do not recognize significant revenues until after we have completed the implementation phase.

If we are unable to adjust our pricing terms or the mix of products and services we provide to meet the changing demands of our CRM and BPO clients and potential CRM and BPO clients, our business, results of operations and financial condition may be adversely affected.

Industry pricing models are evolving, and we anticipate that clients may increasingly request transaction-based pricing. This pricing model will place additional pressure on the efficiency of our service delivery so that we can maintain reasonable operating margins. If we are unable to adapt our operations to evolving pricing protocols, our results of operations may be adversely affected or we may not be able to offer pricing that is attractive relative to our competitors.

In addition, the CRM and BPO services we provide to our clients, and the revenues and income from those services, may decline or vary as the type and quantity of services we provide under those contracts changes over time, including as a result of a shift in the mix of products and services we provide. Furthermore, our clients, some of which have experienced rapid changes in their prospects, substantial price competition and pressures on their profitability, have in the past and may in the future demand price reductions, automate some or all of their processes or change their outsourcing strategy by moving more work in-house or to other providers, any of which could reduce our profitability. Any significant reduction in or the elimination of the use of the services we provide to any of our clients, or any requirement to lower our prices, would harm our business.

We depend on third-party technology that, if it should become unavailable, contain defects, or infringe on another party’s intellectual property rights, could result in increased costs or delays in the production and improvement of our products or result in liability claims.

We license critical third-party software that we incorporate into our services on a non-exclusive basis. We customize the third-party software in many cases to our specific needs and content requirements. If our relations with any of these third-party software providers are impaired or the third-party software infringes upon another party’s intellectual property rights, our business could be harmed. The operation of our business would also be impaired if errors occur in the third-party software that we utilize. It may be more difficult for us to correct any defects or viruses in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software. If the cost of licensing any of these third-party software products increases, our gross margin levels could significantly decrease.

If we are unable to keep pace with technological changes, our business will be harmed.

Our business is highly dependent on our computer and telecommunications equipment, infrastructure and software capabilities. Our failure to maintain the competitiveness of our technological capabilities or to respond effectively to technological changes could have a material adverse effect on our business, results of operations or financial condition. Our continued growth and future profitability will be highly dependent on a number of factors, including our ability to:

•	expand our existing solutions offerings;

•	achieve cost efficiencies in our existing service center operations;

•	introduce new solutions that leverage and respond to changing technological developments; and

•	remain current with technology advances.

There can be no assurance that technologies, applications or services developed by our competitors or vendors will not render our products or services non-competitive or obsolete, that we can successfully develop and market any new services or products, that any such new services or products will be commercially successful or that the integration of automated customer support capabilities will achieve intended cost reductions. In addition, the inability of equipment vendors and service providers to supply equipment and services on a timely basis could harm our operations and financial condition.

Defects or errors within our software could adversely affect our business and results of operations.

Design defects or software errors may delay software introductions or reduce the satisfaction level of clients and may have a materially adverse effect on our business and results of operations. Our software is highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and/or correct. Since both our clients and we use our software to perform critical business functions, design defects, software errors or other potential problems within or outside of our control may arise from the use of our software. It may also result in financial or other damages to our clients, for which we may be held responsible. Although our license agreements with our clients often contain provisions designed to limit our exposure to potential claims and liabilities arising from client problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Claims and liabilities arising from client problems could result in monetary damages to us and could cause damage to our reputation, adversely affecting our business and results of operations.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include, in each Annual Report on Form 10-K beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2009, management’s assessment of the effectiveness of Stream’s internal control over financial reporting. Furthermore, our independent registered public accounting firm will be required for the fiscal year ending December 31, 2010 to report on whether it believes we maintained, in all material respects, effective internal control over financial reporting. If we fail to timely complete the development of our internal controls and management, are unable to make this assessment, or if our independent registered public accounting firm cannot timely attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects, we could be subject to regulatory sanctions and a loss of public confidence in our internal controls and the reliability of our financial statements.

Any future acquisitions and other material changes in our operations likely will require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, these laws and regulations relating to effectiveness of internal controls over financial reporting are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If our efforts to comply with these laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions and our reputation may be harmed.

The industries in which we operate are continually evolving. Our services may become obsolete, and we may not be able to develop competitive services on a timely basis or at all.

The CRM and BPO service industry is characterized by rapid technological change, competitive pricing, frequent new service introductions and evolving industry standards. The success of our company will depend on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with this reliance on technological development, such as:

•	competition from service providers using other means to deliver similar or alternative services;

•	realizing economies of scale on a global basis (including conducting future business in places such as Eastern Europe, China, Japan and South America);

•	responding successfully to advances in competing technologies and network security in a timely and cost-effective manner; and

•	existing, proposed or undeveloped technologies that may render our services less profitable or obsolete.

If we fail to manage future growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We plan to expand our business. We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure, service offerings and service center expansion. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures. Future growth of our company will place a significant strain on managerial, administrative, operational, financial and other resources. If we are unable to manage growth successfully, our business will be harmed.

Government regulation of our industry and the industries we serve may increase our costs and restrict the operation and growth of our business.

Both the U.S. Federal and various state governments regulate our business and the outsourced business services industry as a whole. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 broadly authorizes the FTC to issue regulations restricting certain telemarketing practices and prohibiting misrepresentations in telephone sales. The FTC regulations implementing this Act are commonly referred to as the Telemarketing Sales Rule. Our operations outside the United States are also subject to regulation. In addition to current laws, rules and regulations that regulate our business, bills are frequently introduced in Congress to regulate the use of credit information. We cannot predict whether additional Federal or state legislation that regulates our business will be enacted. Additional Federal or state legislation could limit our activities or increase our cost of doing business, which could cause our operating results to suffer.

We could be subject to a variety of regulatory enforcement or private actions for our failure or the failure of our clients to comply with these regulations. Our results of operations could be adversely impacted if the effect of government regulation of the industries we serve is to reduce the demand for our services or expose us to potential liability.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including patent, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, there can be no assurance that the results of any of these actions will not have a material adverse effect on our business, results of operations or financial condition.

An outbreak of a pandemic, flu or other disease, or the threat of a pandemic, flu or other disease, may adversely impact our ability to perform our services or may adversely impact client and consumer demand.

We have a large number of employees across the world in many different countries with different levels of healthcare monitoring. Most of these employees work in relatively close proximity to each other in our service centers. A significant or widespread outbreak of a pandemic, such as the flu or other contagious illness, or even a perceived threat of such an outbreak, could cause significant disruptions to our employee base and could adversely impact our ability to provide our services and deliver our products. This could have a significant impact on our business and our results of operations.

Risks Related to Our Common Stock

There can be no assurance that NYSE Amex will continue to list our securities on its exchange, and any delisting could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our units, common stock and warrants are listed on NYSE Amex, a national securities exchange. We cannot assure you that our securities will continue to be listed on NYSE Amex in the future. If NYSE Amex delists our securities from trading on its exchange and we are unable to list our securities on another exchange, our securities could be quoted on the OTC Bulletin Board, or “pink sheets.” As a result, we could face significant adverse consequences, including but not limited to the following:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a reduced liquidity for our securities;

•	a decreased ability to obtain new financing or issue new securities on favorable terms in the future;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•	a decreased ability of our security holders to sell their securities in certain states.

The value of our common stock and warrants may be adversely affected by market volatility.

The market price of our shares and warrants has been highly volatile and subject to wide fluctuations. In addition, the trading volume in our shares and warrants fluctuates and causes significant price variations to occur. If the market prices of our shares and warrants decline significantly, you may be unable to resell your shares and warrants at or above your purchase price, if at all. We cannot assure you that the market price of our shares and warrants will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our shares and warrants or result in fluctuations in the price or trading volume of our shares and warrants include:

•	significant volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	the exercise of participation rights held by certain of our stockholders in connection with the exercise of our warrants;

•	announcements of technological innovations, new products, strategic alliances or significant agreements by us or by our competitors;

•	general economic conditions and trends;

•	catastrophic events; or

•	recruitment or departure of key personnel.

The control that our financial sponsors have over us and provisions in our organizational documents and Delaware law might limit your ability to influence the outcome of key transactions, including a change in control, and, therefore, depress the trading price of our common stock.

Our financial sponsors, Ares Corporate Opportunities Fund II, L.P. (“Ares”), NewBridge International Investment Ltd. (“NewBridge”) and EGS Dutchco B.V. (“Dutchco”), collectively own approximately 88% of our common stock and are parties to a stockholders agreement that restricts our ability to undertake certain actions. Therefore, our financial sponsors collectively are able to determine the outcome of all matters requiring stockholder approval, are able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. The market price of our shares could be adversely affected to the extent that this concentration of ownership and stockholders agreement, as well as provisions of our organizational documents, discourage or impede potential takeover attempts that our other stockholders may favor. Furthermore, our financial sponsors may, in the future, own businesses that directly or indirectly compete with us. Our financial sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Provisions in our organizational documents and Delaware law may also discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. For example, our organizational documents require advance notice for proposals by stockholders and nominations, place limitations on convening stockholder meetings and authorize the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. Moreover, certain provisions of Delaware law may delay or prevent a transaction that could cause a change in our control.

Our outstanding warrants have been, and in the future may be, exercised and trigger the exercise of certain participation rights held by our major stockholders, which have increased, and in the future would increase, the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of our common stock.

As of November 11, 2009, 125,519 of our publicly traded warrants had been exercised for a total exercise price of $753,114. As of November 11, 2009, there were 19,982,394 shares of common stock subject to outstanding warrants, including 1,283,245 warrants embedded in our units. To the extent that additional warrants are exercised, additional shares of our common stock will be issued, which will result in further dilution to our stockholders and increase the number of shares eligible for resale in the public market. In addition, the exercise of any of our publicly-traded warrants triggers contractual participation rights for Ares, NewBridge and Dutchco, pursuant to which they would have the right to purchase from us 2.4364 additional shares of common stock at $6.00 per share for each of our publicly traded warrants that is exercised, up to a maximum of approximately 49,500,000 shares. In connection with the exercise of 125,519 of our publicly traded warrants, NewBridge exercised its contractual participation rights to purchase an additional 55,120 shares of common stock at $6.00 per share and NewBridge has indicated its intention to exercise its right to purchase an additional 250,694 shares of common stock at $6.00 per share as a result of these exercises. Sales in the public market of substantial numbers of shares acquired through either the exercise of warrants or exercise of the participation rights held by our major stockholders could adversely affect the market price of our shares.

We do not expect to pay any dividends on our common stock for the foreseeable future.

You should not rely on an investment in our common stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, we are restricted from paying dividends in certain circumstances under the terms of the indenture governing our Notes and the ABL Credit Facility. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as a part of our publicly traded units at any time in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (1) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (2) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (3) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

We have broad discretion in the use of the net proceeds from the exercise of the warrants and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from the exercise of the warrants. Our management will have broad discretion in the application of the net proceeds. Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from the exercise of the warrants in a manner that does not produce income or that loses value.

INTRODUCTION

To the Holders of our Warrants to Purchase Common Stock:

Stream Global Services, Inc. (“Stream”, the “Company”, “we”, “us” or “our”), hereby offers to purchase up to 17,500,000 warrants, each to purchase one share of its common stock, par value $0.001 per share (the “warrants”), or such lesser number of warrants as are properly tendered and not properly withdrawn at a purchase price of $0.50 per warrant, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $8,750,000. We expressly reserve the right, in our sole discretion, to purchase additional warrants pursuant to the offer, subject to applicable law. The offer will expire at 5:00 p.m., New York City time, on Monday, December 14, 2009, unless extended.

Stream’s offer is being made upon the terms and subject to certain conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). Warrant holders must complete the Letter of Transmittal in order to properly tender warrants pursuant to the Offer.

Only warrants properly tendered and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the warrants tendered may not be purchased if more than the number of warrants we seek are properly tendered and not properly withdrawn. We will return, at our expense, any warrants that we do not purchase in the Offer because of the proration and conditional tender provisions promptly following the expiration of the Offer. See Sections 1 and 6.

The Offer is not conditioned on any minimum number of warrants being tendered pursuant to the Offer. The Offer is, however, subject to certain other conditions. See Section 7.

Our board of directors has approved our making the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your warrants with your broker, if any, or other financial advisor.

It is our current intent not to conduct another tender offer to purchase the warrants prior to their expiration in October 2011. We reserve the right to redeem the warrants if and when we are permitted to do so pursuant to the terms of the warrants.

Our current officers and directors will not tender any warrants pursuant to the Offer. See Section 11.

If at the Expiration Date (as defined below) more than 17,500,000 warrants (or such greater number of warrants as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase warrants on a pro rata basis from all warrant holders who properly tendered warrants with appropriate adjustments to avoid the purchase of fractional warrants, subject to the conditional tender provisions described below and in Section 6. Therefore, we may not purchase all of the warrants tendered pursuant to the Offer.

We will pay the tendering warrant holders the Purchase Price in cash, without interest, for all warrants purchased. Tendering warrant holders who hold warrants registered in their own name and who tender their warrants directly to the Depositary will not be obligated to pay brokerage commissions or solicitation fees on the purchase of warrants by us pursuant to the Offer. Warrant holders holding warrants in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if warrant holders tender warrants through such nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering warrant holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. Also, the payment of cash for a foreign warrant holder’s tendered warrants will be subject to withholding. See Section 3. Also, see Section 13 regarding certain federal income tax consequences of the Offer.

We will pay all fees and expenses in connection with the Offer incurred by Innisfree M&A Incorporated, the Information Agent, and Continental Stock Transfer & Trust Company, the Depositary for the Offer. See Section 15.

As of November 11, 2009, we had 80,026,953 outstanding shares of common stock and outstanding warrants to acquire 19,982,394 shares of our common stock at an exercise price of $6.00 per share (in each case, including units). The 17,500,000 warrants that we are offering to purchase pursuant to the Offer represent approximately 87.6% of our outstanding warrants as of November 11, 2009, and the shares issuable upon exercise of those warrants represent approximately 17.5% of our outstanding shares as of November 11, 2009 (including units and giving effect to the issuance of 19,982,394 shares upon exercise of outstanding warrants, but excluding up to an aggregate of approximately 49,500,000 shares that certain of our major stockholders have the right to purchase from us, at $6.00 per share, if and as our outstanding warrants are exercised). See Section 11.

Our warrants are listed and traded on NYSE Amex under the symbol “SGS.WS.” Our shares and units, each comprising a share of our common stock and a warrant, are also listed and traded on NYSE Amex under the symbols “SGS” and “SGS.U,” respectively. On November 10, 2009, the last full trading day for the warrants before the announcement of the Offer, the last reported sale price of the warrants was $0.31 per warrant. On November 12, 2009, the last reported sale price per share of common stock was $5.95 and on November 11, 2009, the last reported sale price per unit was $6.70. Warrant holders are urged to obtain current market quotations for the warrants, shares and units prior to making any decision to tender warrants pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Warrants; Purchase Price; Proration.

Number of Warrants. Upon the terms and subject to certain conditions of the Offer, we will purchase up to 17,500,000 warrants, or such lesser number of warrants properly tendered and not properly withdrawn, in accordance with Section 4, before the Expiration Date, as defined below, at a price of $0.50 per warrant, net to the seller in cash, without interest, for a total purchase price of up to $8,750,000.

The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, December 14, 2009. Stream may extend the period of time during which the Offer will remain open to the extent Stream determines such extension is required by applicable law or regulation. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14.

Only warrants properly tendered and not properly withdrawn will be purchased pursuant to the Offer. We may not purchase all of the warrants tendered if more than the number of warrants we seek are properly tendered and not properly withdrawn. We will return, at our expense, to the tendering warrant holders warrants tendered that we do not purchase because of the proration and conditional tender provisions promptly following the Expiration Date.

The Offer is not conditioned on any minimum number of warrants being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Purchase Price. The Purchase Price is $0.50 per warrant, net to the seller in cash, without interest. We expressly reserve the right, in our sole discretion, to increase the Purchase Price and to purchase additional warrants pursuant to the Offer, subject to applicable law. See Section 14.

If we (i) increase the price that may be paid for warrants from $0.50 per warrant or (ii) increase the number of warrants that we may purchase pursuant to the Offer by more than 2% of our outstanding warrants, then the Offer must remain open for at least 10 business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See Section 14.

Priority of Purchases. If more than 17,500,000 warrants, or such greater number of warrants as we may elect to purchase, subject to applicable law, are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase warrants on a pro rata basis with appropriate adjustments to avoid the purchase of fractional warrants, subject to the conditional tender provisions described below. If necessary to permit us to purchase up to 17,500,000 warrants (or such greater number of warrants as we may elect to purchase pursuant to the Offer), we will purchase warrants from holders who have conditionally tendered warrants. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of warrants to be purchased. To be eligible for purchase by random lot, warrant holders whose warrants are conditionally tendered must have tendered all of their warrants.

As a result of the foregoing priorities applicable to the purchase of warrants tendered, it is possible that all of the warrants that a warrant holder tenders on the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of warrants, it is possible that none of those warrants will be purchase even though those warrants are tendered.

Proration. If proration of tendered warrants is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional warrants and subject to the provisions governing conditional tenders described in Section 6, proration for each warrant holder tendering warrants will be based on the product of (i) the number of warrants that have been properly tendered and not properly withdrawn by a particular warrant holder and (ii) (a) 17,500,000, divided by (b) the total number of warrants properly tendered and not properly withdrawn by all warrant holders.

The Letter of Transmittal affords each warrant holder who tenders warrants registered in such warrant holder’s name directly to the Depositary the opportunity to designate the order of priority in which warrants tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of warrants being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the warrants and will be furnished to brokers, dealers and other nominee warrant holders and similar persons whose names, or the names of whose nominees, appear on Stream’s warrant holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of warrants.

2. Purpose of the Offer; Certain Effects of the Offer.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants pursuant to the Offer and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your warrants with your broker, if any, or other financial advisor.

We are making the Offer to reduce the number of outstanding warrants because we believe that the substantial number of warrants now outstanding creates uncertainty in our capital structure, as well as opportunities for arbitrage that may adversely affect trading prices of our securities. We believe the reduction in the number of outstanding warrants will provide greater certainty to investors and potential investors regarding the number of shares of common stock that are, and may become, outstanding in the future. In addition, the reduction in the number of outstanding warrants would reduce the number of shares of our common stock that are subject to participation rights held by our major stockholders. See Section 11.

Potential Benefits of the Offer. We believe the Offer will provide benefits to Stream and our warrant holders, including the following:

•

the Offer provides our warrant holders with an opportunity to obtain liquidity with respect to a portion or possibly all of their warrants, without, we believe, potential disruption to the warrant price (particularly those who, because of the size of their warrant holdings, might not be able to sell their warrants without disruption to the warrant price) or the usual transaction costs associated with market sales; and

•

if we complete the Offer, we will return cash to our warrant holders who elect to receive a return of capital, while warrant holders who do not tender will increase their percentage ownership in Stream on a fully-diluted basis.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to Stream and our continuing warrant holders, including the following:

•

the Offer may reduce the number of our warrant holders. These reductions may reduce the volume of trading in our warrants and may result in lower warrant prices and reduced liquidity in the trading of our warrants following completion of the Offer. As of November 11, 2009, we had outstanding

19,982,394 warrants, each to purchase one share of our common stock, including 1,283,245 warrants embedded in our units. Warrant holders may be able to sell non-tendered warrants in the future on NYSE Amex or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a warrant holders may be able to sell such warrants in the future;

•	upon the completion of the Offer, non-tendering warrant holders will realize a proportionate increase in their relative ownership interest in Stream on a fully-diluted basis; and

•

our current officers and directors will not tender any warrants pursuant to the Offer. Accordingly, the Offer will increase their proportional holdings in Stream to the extent that warrants are tendered and purchased pursuant to the Offer. See Section 11.

Certain Effects of the Offer. Up to $8,750,000 will be required to purchase warrants in the Offer if it is fully subscribed at the Purchase Price of $0.50 per warrant and approximately $100,000 will be required to pay related professional fees and expenses. We will purchase warrants tendered in the Offer and pay related fees and expenses with our existing cash reserves and/or available borrowings under our existing asset-based revolving credit facility.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Based on the published guidelines of NYSE Amex and certain conditions of the Offer, we believe that our purchase of up to 17,500,000 warrants pursuant to the Offer will not result in delisting of the remaining warrants on NYSE Amex. See Section 7.

Except as disclosed in this Offer to Purchase, including without limitation in “Certain Information Concerning Stream” in Section 10 of this Offer to Purchase, we currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board or management, or change to any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of our securities, or the disposition of any material amount of our securities; or

•	any changes in our certificate of incorporation, and by-laws, each as amended to date.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Our strategy includes the acquisition of complementary businesses in order to enhance our market position and/or expand the types of customer relationship management (“CRM”) and business process outsourcing

(“BPO”) services that we offer to our clients. While we are engaged in no active negotiations and have no commitments with respect to any acquisitions, we engage regularly in discussions with third parties regarding potential acquisitions of assets or businesses and perform diligence reviews of those assets and businesses, and we expect to continue to do so.

3. Procedures for Tendering Warrants.

Proper Tender of Warrants. For a warrant holder to make a valid tender of warrants under the Offer the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, warrant certificates for the warrants you wish to tender, or confirmation of receipt of the warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, you must contact your broker or nominee to tender your warrants. It is likely they have an earlier deadline for you to act to instruct them to tender warrants on your behalf. We urge warrant holders who hold warrants through nominee warrant holders to consult their nominees to determine whether transaction costs may apply if warrant holders tender warrants through the nominees and not directly to the Depositary.

Warrant holders may tender warrants subject to the condition that a specified minimum number of warrants tendered be purchased if any warrants tendered are purchased. Any warrant holder desiring to make such a conditional tender must so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal. It is the tendering warrant holder’s responsibility to determine the minimum number of warrants to be purchased. Warrant holders should consult their own investment advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Units. The Offer is only for warrants. We have outstanding units, each comprising a share of our common stock and a warrant. You may tender warrants that are included in units, but to do so you must separate such warrants from the units prior to tendering such warrants.

To separate your warrants from the units, you must instruct your broker to do so for units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass at (212) 616-7617. Such written instructions must include the number of units to be split and the nominee holding such units. Your broker must also initiate electronically, using Depository Trust Company’s (“DTC”) Deposit Withdrawal at Custodian System, a withdrawal of the relevant units and a deposit of an equal number of shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your broker to tender into the Offer the warrants received upon the split up of the units.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such units into shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the warrant certificates back to you so that you may then tender into the Offer the certificates received upon the split up of the units.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the warrants (including, for purposes of this Section 3, any participant in DTC whose name appears on a security position listing as the owner of the warrants) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for warrants tendered must be guaranteed by an eligible institution. If a warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instrument(s) of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of warrant certificates (or a timely confirmation of the book-entry transfer of the warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery. The method of delivery of all documents, including warrant certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering warrant holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the warrants at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer those warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Stream may enforce such agreement against the DTC participant.

Return of Unpurchased Warrants. If any tendered warrants are not purchased, or if less than all warrants evidenced by a warrant holder’s certificates are tendered, certificates for unpurchased warrants will be returned promptly after the expiration or termination of the Offer or, in the case of warrants tendered by book-entry transfer at DTC, the warrants will be credited to the appropriate account maintained by the tendering warrant holder at DTC, in each case without expense to the warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the warrants or equivalent securities at least equal to the warrants being tendered and will deliver or cause to be delivered such warrants for the purpose of tendering to us within the period specified in the Offer. A tender of warrants made pursuant to any method of delivery set forth herein will constitute the tendering warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering warrant holder’s representation and warranty to us that (i) such warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the warrants or equivalent securities being tendered, and (ii) such tender of warrants complies with Rule 14e-4.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering warrant holder has full power and authority to tender, sell, assign and transfer the warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the warrants, and the same will not be subject to any adverse claim or right. Any such tendering warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering warrant holder.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering warrant holder that: (i) the offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such warrant holder is voluntarily participating in the Offer; (iii) the future value of our warrants is unknown and cannot be predicted with certainty; (iv) such warrant holder has read this Offer to Purchase; (v) such warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such warrant holder’s tender of warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, such warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering warrant holder. Our acceptance for payment of warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering warrant holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered warrants or waive any defect or irregularity in any tender with respect to any particular warrants or any particular warrant holder whether or not we waive similar defects or irregularities in the case of other warrant holders. No tender of warrants will be deemed to have been properly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of warrants. None of Stream, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a warrant holder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the warrant holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the warrant holder is exempt from backup withholding. Therefore, each tendering warrant holder that is a U.S. holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the warrant holder otherwise establishes to the satisfaction of the Depositary that the warrant holder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders (as defined in Section 13)) are not subject to backup withholding. In order for a non-U.S. holder to qualify as an exempt recipient, that warrant holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that warrant holder’s exempt status. This statement can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to warrant holders for warrants purchased pursuant to the Offer, each U.S. warrant holder that does not otherwise establish an exemption from the backup withholding must provide the Depositary with the warrant holder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal. Non-U.S. warrant holders must submit an applicable IRS Form W-8.

Lost or Destroyed Certificates. If any warrant certificate has been lost, destroyed or stolen, the warrant holder should complete this Letter of Transmittal, indicate the warrant certificate(s) is lost and return it to the Depositary. The warrant holder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Warrant holders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4. Withdrawal Rights.

You may withdraw warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. You may also withdraw your previously tendered warrants at any time after 12:01 a.m., New York City time, on Wednesday, January 13, 2010 if not accepted prior to such time. Except as this Section 4 otherwise provides, tenders of warrants are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the warrants to be withdrawn, the number of warrants to be withdrawn and the name of the registered holder of the warrants to be withdrawn, if different from the name of the person who tendered the warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a warrant holder has used more than one Letter of Transmittal or has otherwise tendered warrants in more than one group of warrants, the warrant holder may withdraw warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If warrants have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn warrants and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of warrants may not be rescinded, and any warrants properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of warrants by any warrant holder, whether we waive similar defects or irregularities in the case of other warrant holders. None of Stream, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of warrants or are unable to purchase warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered warrants on our behalf. Such warrants may not be withdrawn except to the extent tendering warrant holders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Warrants and Payment of Purchase Price.

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date, we (i) will determine which warrant holders properly tendered warrants, (ii) will accept for payment and pay for (and thereby purchase) up to 17,500,000 warrants properly tendered and not properly withdrawn before the Expiration Date, and (iii) subject to applicable law, and in our discretion, will accept for payment such greater number of warrants as we may elect to purchase pursuant to the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration and conditional tender provisions of the Offer, warrants that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the warrants for payment pursuant to the Offer.

In all cases, payment for warrants tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for warrants, or a timely book-entry confirmation of warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

Stream will pay for warrants purchased in the Offer by depositing the aggregate Purchase Price for the warrants with the Depositary, which will act as agent for tendering warrant holders for the purpose of receiving payment from us and transmitting payment to tendering warrant holders.

In the event of proration, we will determine the proration factor and pay for those tendered warrants accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for warrants purchased until approximately five business days after the Expiration Date. Certificates for all warrants tendered and not purchased, including warrants not purchased due to proration or conditional tenders will be returned or, in the case of warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the warrants, to the tendering warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering warrant holders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur or if we determine that there is a reasonable likelihood that the consummation of the Offer and the purchase of warrants will have the effect of causing our warrants or units to be delisted from NYSE Amex, we may not be obligated to purchase warrants pursuant to the Offer. See Section 7.

We urge warrant holders who hold warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender warrants through their nominee and not directly to the Depositary.

6. Conditional Tender of Warrants.

In the event of an over-subscription of the Offer, warrants tendered pursuant to the Offer prior to the Expiration Date will be subject to proration.

After the Expiration Date, if more than 17,500,000 warrants (or such greater number of warrants we may elect to purchase pursuant to the Offer) are properly tendered and not properly withdrawn so that we must prorate our acceptance of and payment for tendered warrants, we will calculate a preliminary proration percentage based upon all warrants properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of warrants to be purchased from any warrant holder below the minimum number specified by that warrant holder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining warrants properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of warrants to be purchased to fall below 17,500,000 warrants (or such greater number of warrants as we may elect to purchase pursuant to the Offer) then, to the extent feasible, we will select enough of the warrants conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of warrants. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of warrants to be purchased. To be eligible for purchase by random lot, warrant holders whose warrants are conditionally tendered must have tendered all of their warrants.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for warrants tendered, subject to the rules under the Exchange Act, if: (1) at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment and (2) we determine that there is a reasonable likelihood that the consummation of the Offer and the purchase of warrants will have the effect of causing our warrants or units to be delisted from NYSE Amex.

The published standards of NYSE Amex for continued listing require, for warrants, that there be at least 50,000 publicly-held warrants, and for units, that the components thereof (common stock and warrants) meet the applicable listing standards. In addition, NYSE Amex may at any time remove a security from listing when in its opinion such security is unsuitable for continued trading on NYSE Amex, and there can be no assurance that NYSE Amex will not consider the effects of the Offer as causing the warrants or units to be unsuitable for continued listing.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8. Price Range of Common Stock, Warrants and Units.

Stream warrants are traded on NYSE Amex under the symbol “SGS.WS.” On November 10, 2009, the last reported sale price of our warrants, as reported by NYSE Amex, was $0.31 per warrant. Our shares of common stock and our units, each comprising one share of common stock and one warrant to acquire a share of common stock, are also listed and traded on NYSE Amex under the symbols “SGS” and “SGS.U,” respectively. On November 12, 2009, the last reported sale price per share of common stock, as reported by NYSE Amex, was $5.95 and on November 11, 2009, the last reported sale price per unit, as reported by NYSE Amex, was $6.70. The following table shows, for the periods indicated, the high and low sales price per warrant, per share and per unit as reported by NYSE Amex. Prior to October 18, 2007, there was no established trading market for our securities.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
Fiscal Year Ended December 31, 2007
4th Quarter (with respect to units, commencing October 18, 2007, and with respect to common stock and warrants, commencing November 27, 2007)	$7.30	$7.15	$0.68	$0.61	$8.10	$7.75

Fiscal Year Ended December 31, 2008
1st Quarter	$7.65	$7.21	$0.69	$0.18	$8.20	$7.63
2nd Quarter	$7.78	$7.24	$0.91	$0.12	$8.55	$7.50
3rd Quarter	$7.99	$2.05	$0.79	$0.05	$8.50	$2.50
4th Quarter	$6.20	$1.14	$0.59	$0.01	$7.50	$1.02

Fiscal Year Ending December 31, 2009
1st Quarter	$4.35	$2.84	$0.22	$0.09	$4.50	$3.51
2nd Quarter	$5.05	$2.95	$0.80	$0.12	$5.20	$3.69
3rd Quarter	$5.50	$3.39	$0.35	$0.06	$5.43	$4.27
4th Quarter (through November 12, 2009)	$7.01	$5.30	$0.59	$0.20	$7.44	$5.20

You should evaluate current market quotes and trading volume for our warrants, among other factors, before deciding whether or not to accept the Offer.

9. Source and Amount of Funds.

Funding.

We expect that $8,750,000 will be required to purchase warrants tendered in the Offer, if the Offer is fully subscribed at the purchase price of $0.50 per warrant, and approximately $100,000 will be required to pay related professional fees and expenses. We will purchase warrants tendered in the Offer and any related professional fees and expenses with our existing cash reserves and/or available borrowings under our existing asset-based revolving credit facility.

Asset-Based Revolving Credit Facility.

Overview. On October 1, 2009, in connection with our acquisition of EGS Corp. (“EGS”), the issuance of $200 million aggregate principal amount of 11.25% Senior Secured Notes due 2014 and the repayment of certain outstanding indebtedness (collectively, the “Transactions”), we, together with certain of our subsidiaries, entered into a credit agreement and related security and other agreements for an asset-based revolving credit facility (“ABL Credit Facility”) with Wells Fargo Foothill, LLC, as agent and lender, and Goldman Sachs Lending Partners LLC, Royal Bank of Canada, Morgan Stanley Senior Funding and the other lenders party thereto from time to time.

Our ABL Credit Facility provides senior secured financing of up to $100.0 million, subject to borrowing base and certain other restrictions. The facility contains a domestic borrowing base and a foreign borrowing base. Each borrowing base is calculated using a formula based on certain eligible billed and unbilled receivables. Availability is also subject to customary reserves that may be imposed by the agent in its permitted discretion.

The lesser of (i) the full amount of the facility minus the amount of credit extensions to and letter of credit usage by the foreign borrowers and (ii) the U.S. borrowing base minus the amount of letter of credit usage by the domestic borrowers, subject to certain sublimits, is available to us, Stream Holdings Corporation, Stream International, Inc., Stream International Canada, Inc., Stream New York, Inc., eTelecare Global Solutions-US, Inc., eTelecare Global Solutions-AZ, Inc. and Stream International Europe B.V., as domestic borrowers.

A portion of the facility, not to exceed the lesser of (i) the amount set forth in the ABL Credit Facility minus the amount of letter of credit usage by the foreign borrowers and (ii) the foreign borrowing base minus the amount of letter of credit usage by the foreign borrowers is available to Stream International Service Europe B.V. and SGS Netherlands Investments Corporation B.V, as foreign borrowers.

If certain conditions are met, EGS, eTelecare Clark Services, Inc. and eTelecare Global Solutions, Inc. may become foreign guarantors, which would result in the inclusion of their eligible receivables in the foreign borrowing base.

Interest Rate and Fees. Borrowings under our ABL Credit Facility bear interest at a rate equal to, at our option, but subject to customary conditions, either (a) a base rate determined by reference to the highest of (1) the base rate in effect on such date as determined by the agent for the facility, (2) the federal funds rate plus 0.50% and (3) the one-month LIBOR rate plus 1.0%, or (b) a LIBOR rate, determined by reference to a reported rate for U.S. dollar deposits in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs, in each case, plus an applicable margin. The initial applicable margin is 2.75% with respect to base rate borrowings and 3.75% with respect to LIBOR borrowings. On the day after the first day of the fiscal quarter following the closing date, the applicable margin is subject to quarterly adjustment based on average daily net availability under our ABL Credit Facility.

In addition to paying interest on outstanding principal under our ABL Credit Facility, we are required to pay an unused line fee, initially 0.75% per annum, in respect of the unutilized commitments thereunder. On the day after the first day of the fiscal quarter following the closing date, the unused line fee is subject to quarterly adjustment based on the average daily utilization under our ABL Credit Facility. We must also pay a letter of credit fee, at the then applicable LIBOR rate margin minus 0.50%, plus other customary issuance and other letter of credit fees on any letters of credit issued and outstanding under the ABL Credit Facility. We must also pay customary agency fees to the agent in connection with the ABL Credit Facility.

Mandatory Prepayments. If at any time the amount of the applicable credit extensions exceeds the maximum amounts permitted as described in the third paragraph above under the caption “—Overview,” we are required to repay outstanding loans in an aggregate amount equal to such excess, with no reduction of the commitment amount, and in certain circumstances, letter of credit obligations and bank product obligations are subject to cash collateralization requirements.

Voluntary Prepayments. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans, upon five business days prior written notice.

Amortization and Final Maturity. There is no scheduled amortization under our ABL Credit Facility. The principal amount outstanding of the loans under our ABL Credit Facility, plus interest accrued and unpaid thereon, are due and payable in full at maturity, four years from the date of closing of the Transactions.

Guarantees and Security. All obligations of the domestic borrowers under our ABL Credit Facility are unconditionally guaranteed by the domestic borrowers and certain of our existing and future domestic subsidiaries, and all obligations of the foreign borrowers are unconditionally guaranteed by the domestic borrowers, the foreign borrowers and certain of our existing and future domestic and foreign subsidiaries.

All obligations of the domestic borrowers under our ABL Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all the assets of the domestic borrowers and the domestic subsidiary guarantors, including:

•

a first-priority security interest in the Primary ABL Collateral (as defined in the indenture, dated as of October 1, 2009, by and among us, the Guarantors named therein and Wells Fargo Bank National Association, as Trustee (each as defined therein) (the “Indenture”)) to the extent held by such persons; and

•	a second-priority security interest in the Primary Notes Collateral (as defined in the Indenture) to the extent held by such persons.

All obligations of the foreign borrowers under our ABL Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of the domestic and foreign borrowers and the domestic and foreign subsidiary guarantors, including:

•	a first-priority security interest in the Primary ABL Collateral and in the ABL Foreign Collateral (as defined in the Indenture) to the extent held by such persons; and

•	a second-priority security interest in the Primary Notes Collateral to the extent held by such persons.

Certain Covenants and Events of Default. Our ABL Credit Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	prepay, redeem or retire our indebtedness (other than indebtedness under our ABL Credit Facility);

•	make investments, loans, advances and acquisitions;

•	engage in certain transactions with our affiliates;

•	sell assets, including assets of our subsidiaries;

•	consolidate or merge or engage in certain other fundamental changes;

•	create liens;

•	make certain capital expenditures;

•	create subsidiaries; and

•	change the business conducted by us and our subsidiaries.

Our ABL Credit Facility requires us to comply with a fixed charge coverage ratio if the excess availability under our ABL Credit Facility, at any time, does not exceed $20.0 million, subject to a $10.0 million sublimit with respect to the excess availability of certain entities.

Our ABL Credit Facility also contains certain customary affirmative covenants and events of default.

Certain Other Provisions. Our ABL Credit Facility also contain customary provisions allowing for protective advances and intentional overadvances in certain circumstances, subject to certain caps.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

10. Certain Information Concerning Stream.

Overview

We are a global provider of CRM and BPO services to companies in the technology, software, consumer electronics and communications industries. Our CRM solutions encompass a wide range of telephone, e-mail and internet based services and technical support programs designed to maximize the long-term value of the relationships between our clients and their customers, or end-users. Technical support programs include technical troubleshooting (including game support), hardware and warranty support, hosted services, data management, telecommunications services and professional services. Customer service programs consist of activities such as sales, customer setup/activations, up-sell or cross-sell programs, revenue generation, customer billing inquiries, win-back programs, and customer retention initiatives. We work closely with our clients to design and implement large-scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. We deliver services from our 50 solution centers in 22 countries across the world and, as of September 30, 2009, had approximately 30,000 employees providing services to our clients’ customers and administrative services in our business.

We were incorporated in Delaware on June 26, 2007. Our principal office is located at 20 William Street, Suite 310, Wellesley, Massachusetts 02481, and our telephone number is (781) 304-1800. Our website address is www.stream.com. The information on our website is not a part of the Offer.

Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference, along with any documents that are filed by us with the SEC on or after November 12, 2009, (excluding in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed on March 17, 2009;

•	Quarterly Reports on Form 10-Q for the three months ended March 30, 2009, June 30, 2009 and September 30, 2009, as filed on May 7, 2009, August 5, 2009 and November 6, 2009; and

•

Current Reports on Form 8-K, as filed on January 12, 2009, March 6, 2009, March 17, 2009 (dated March 11, 2009), March 20, 2009, May 8, 2009, May 22, 2009, August 14, 2009, August 20, 2009, September 21, 2009, September 29, 2009, September 30, 2009, October 5, 2009, as amended, October 7, 2009 and November 9, 2009.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants.

A list of our directors and executive officers is attached to this Offer to Purchase as Appendix A.

As of November 11, 2009, we had 80,026,953 outstanding shares of common stock and outstanding warrants to acquire 19,982,394 shares of our common stock at an exercise price of $6.00 per share (in each case, including units). The 17,500,000 warrants that we are offering to purchase pursuant to the Offer represent approximately 87.6% of our outstanding warrants as of November 11, 2009, and the shares issuable upon exercise of those warrants represent approximately 17.5% of our outstanding shares as of November 11, 2009 (including units and giving effect to the issuance of 19,982,394 shares upon exercise of outstanding warrants, but excluding up to an aggregate of approximately 49,500,000 shares that certain of our major stockholders have the right to purchase from us, at $6.00 per share, if and as our outstanding warrants are exercised).

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of November 11, 2009 by (i) our executive officers, (ii) our directors, (iii) our executive officers and directors as a group and (iv) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of its outstanding common stock. For purposes of this table, and in accordance with SEC rules, shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that he or she has the right to acquire pursuant to the exercise of warrants and options within 60 days after November 11, 2009, in accordance with Rule 13d-3 under the Exchange Act. For the purposes of the calculation of beneficial ownership, (1) the shares issuable upon exercise of outstanding warrants are deemed outstanding because the warrants are exercisable at the option of the holder and (2) the shares underlying the units are deemed outstanding because the units may be separated into a share and a warrant at the option of the unit holder. This table does not include any additional shares of common stock that Ares Corporate Opportunities Fund II, L.P. (“Ares”), NewBridge International Investment Ltd. (“NewBridge”) or EGS Dutchco B.V. (“Dutchco”) have the right to acquire pursuant to participation rights granted pursuant to the Stockholders Agreement described below, if and as warrants are exercised. See “Stockholders Agreement—Participation Rights.”

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Executive Officers, Directors and Certain Beneficial Owners(1)	Number of Shares	Percentage
5% Stockholders
Ares Corporate Opportunities Fund II, L.P.(2) 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067	36,085,134	45.1%
NewBridge International Investment Ltd.(3) c/o Ayala Corporation 33/F Tower One Ayala Triangle Ayala Avenue Makati City, 1226 Metro Manila, Philippines	20,246,057	25.3%
EGS Dutchco B.V.(4) Fred Roeskestraat 123 1076 EE Amsterdam, Netherlands	13,460,624	16.8%
Directors and Named Executive Officers
R. Scott Murray(5)	3,779,802	4.7%
Sheila M. Flaherty(6)	661,815	*
Kevin T. O’Leary	467,254	*
Paul G. Joubert(7)	477,254	*
G. Drew Conway	441,130	*
Robert Dechant(8)	140,000	*
David Kaplan(9)	—	—
Jeffrey Schwartz(9)	—	—
Nathan Walton(9)	—	—
Gerardo C. Ablaza, Jr.(10) c/o Ayala Corporation 33/F Tower One Ayala Triangle Ayala Avenue Makati City, 1226 Metro Manila, Philippines	—	—

Name and Address of Executive Officers, Directors and Certain Beneficial Owners(1)	Number of Shares	Percentage
Alfredo I. Ayala(10) c/o Ayala Corporation 33/F Tower One Ayala Triangle Ayala Avenue Makati City, 1226 Metro Manila, Philippines	—	—
R. Davis Noell(11) c/o Providence Equity Partners 390 Park Avenue New York, NY 10022	13,460,624	16.8%
Julie G. Richardson(11) c/o Providence Equity Partners 390 Park Avenue New York, NY 10022	13,460,624	16.8%
All Directors and executive officers as a group (13 persons)(12)	19,427,879	24.3%

*	Represents less than 1% of the outstanding shares.
(1)	Unless otherwise noted, the business address of each of the individuals is c/o Stream Global Services, Inc., 20 William Street, Suite 310, Wellesley, Massachusetts 02481.
(2)	Consists of shares reported as beneficially owned by Ares. The general partner of Ares is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). ACOF Operating Manager II is indirectly controlled by Ares Management LLC (“Ares Management”) which, in turn, is indirectly controlled by Ares Partners Management Company LLC (“APMC” and, together with ACOF II, ACOF Management II, ACOF Operating Manager II and Ares Management, the “Ares Entities”). Anthony P. Ressler is the manager of APMC. Each of Mr. Ressler, the Ares Entities (other than ACOF II, with respect to the securities held by ACOF II) and the partners, members, officers, employees and managers of the ACOF Entities disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. We obtained information regarding beneficial ownership of these shares solely from the Form 4 filed with the SEC on October 2, 2009.
(3)	Consists of shares reported as directly held by NewBridge. Each of (i) Ayala Corporation (“Ayala”), as parent company of Azalea International Venture Partners Ltd. (“Azalea”); (ii) Azalea, as parent company of LiveIt Investments Limited (“LiveIt”); and (iii) LiveIt, as parent company of NewBridge, may be deemed to indirectly own the securities described in footnote (1) above. Each of Ayala, Azalea and LiveIt disclaims indirect beneficial ownership except to the extent of each of their pecuniary interests therein. We obtained information regarding beneficial ownership of these shares solely from the Form 4 filed with the SEC on November 5, 2009.
(4)	Consists of 13,460,624 shares of common stock directly held by Dutchco and 20,190,937 shares of Common Stock owned directly by NewBridge. As a result of a stockholders agreement, Dutchco may be deemed to be a member of a group for purposes of Section 13(d) of the Exchange Act, with Ares, Trillium Capital LLC (“Trillium”) and R. Scott Murray. Dutchco disclaims beneficial ownership as a “group” with Ares, Trillium and Mr. Murray and disclaims beneficial ownership of the 36,510,134 shares of common stock reported as beneficially owned by Ares in filings with the SEC and the 3,779,802 shares of common stock reported as beneficially owned by Trillium and Mr. Murray in filings with the SEC, and such shares are not included in the number of shares reported as beneficially owned by Dutchco. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13D filed with the SEC on October 13, 2009.
(5)	Consists of (a) 3,753,402 shares of common stock held by Trillium Capital LLC, of which Mr. Murray is president, and (b) 26,400 shares of common stock held by R. Scott Murray Remainder Trust 2000, for which Mr. Murray shares investment control.

(6)	Includes 30,000 shares of common stock that Ms. Flaherty may acquire by exercising stock options that vest and are exercisable on or before January 10, 2010.
(7)	Includes 10,000 shares of common stock jointly held by Mr. Joubert and his wife, for which he exercises shared voting power.
(8)	Includes 40,000 shares of common stock that Mr. Dechant may acquire by exercising stock options that vest and are exercisable on or before January 10, 2010.
(9)	Does not include securities held by Ares. Messrs. Kaplan, Schwartz and Walton have management positions in the Private Equity Group of Ares Management LLC, which shares voting and investment power over the securities held by Ares. Messrs. Kaplan, Schwartz and Walton disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein.
(10)	Does not include securities held by NewBridge International Investment Ltd., which is controlled by Ayala Corporation, of which Mr. Ayala is Managing Director, which shares voting and investment power over the securities held by NewBridge International Investment Ltd. Mr. Ablaza and Mr. Ayala disclaim beneficial ownership of such securities indicated to the extent to which they do not have an actual pecuniary interest in such securities.
(11)	Does not include securities held by EGS Dutchco B.V., which is controlled by Providence Equity Partners, LLC, of which Mr. Noell is a Vice President, which shares voting and investment power over the securities held by EGS Dutchco B.V. Mr. Noell disclaims beneficial ownership of such securities indicated to the extent to which he does not have an actual pecuniary interest in such securities. Mr. Noell disclaims beneficial ownership of such securities indicated to the extent to which he does not have an actual pecuniary interest in such securities.
(12)	Includes 70,000 shares underlying stock options that vest and are exercisable on or before January 10, 2010.

Securities Transactions

Prior to our initial public offering, we issued 7,812,500 shares of our common stock to our current and former directors and officers, and members of our former strategic advisory council, at a purchase price of approximately $0.0056 per share.

On November 4, 2009, we purchased 425,000 warrants to purchase Stream common stock expiring on October 17, 2011 from Ares in a privately negotiated transaction at an aggregate purchase price of $0.15 per warrant. Exclusive of this transaction with Ares, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither Ares nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our warrants during the 60 days prior to November 13, 2009. As of November 11, 2009, 125,519 of our publicly traded warrants had been exercised, NewBridge had exercised its participation rights to purchase 55,120 shares of common stock and NewBridge has indicated its intention to exercise its right to purchase an additional 250,694 shares of common stock at $6.00 per share as a result of these exercises.

2008 Stock Incentive Plan

The 2008 stock incentive plan, as amended, provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and other stock-based awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under our 2008 stock incentive plan; however, incentive stock options may only be granted to our employees. The 2008 stock incentive plan is administered by the compensation committee of our board of directors. Our compensation committee determines the size and type of grant for our executive officers. Incentive stock options and non-qualified stock options are granted at or above the fair market value of our shares on the date of grant. The maximum number of shares of our common stock authorized for issuance under the 2008 stock incentive plan is 10,000,000 shares.

Share Exchange Agreement

On October 1, 2009, we consummated the acquisition of EGS, the parent company of eTelecare Global Solutions, Inc. (“eTelecare”), pursuant to the Share Exchange Agreement (the “Exchange Agreement”) dated August 14, 2009, by and among us, EGS, Dutchco and NewBridge. NewBridge and Dutchco are referred to collectively as the “Stockholders”. Pursuant to the terms of the Exchange Agreement, in consideration for the transfer to us by the Stockholders of all of the capital stock of EGS owned by the Stockholders and the contribution to us from NewBridge of the rights with respect to $35,840,988 in principal under a bridge loan of EGS, we issued and delivered to the Stockholders an aggregate of 23,851,561 shares of common stock and an aggregate of 9,800,000 shares of non-voting common stock (the “Combination”). All shares of non-voting stock have been converted to common stock.

The Exchange Agreement provides that some of the representations and warranties, as well as certain pre-closing covenants, will survive the closing and will continue for 12 months after the closing (or longer in some cases, as set forth in the Exchange Agreement). The representations and warranties that survive the closing and that may serve as the basis for an indemnification claim after the closing are those relating to ownership of shares; capitalization; corporate authority; governmental filings and no violations; financial statements; compliance with laws, tax matters and brokers’ fees. In the event of a breach, if EGS or the Stockholders are the breaching parties, the Damages (as defined in the Exchange Agreement) attributable to the breach would be calculated in the manner provided in the Exchange Agreement and the Stockholders would be required to surrender to us a number of shares of common stock determined by dividing the amount of such Damages by $5.30. No indemnification is provided unless and until (and then only to the extent that) the amount of the Damages exceeds $10,000,000 (or $2,000,000, in the case of the tax matters representation) and the Stockholders’ indemnification obligations are capped at $50,000,000 of Damages.

If we are the breaching party, the Damages attributable to the breach would be calculated in the manner provided in the Exchange Agreement and we would be required to issue to the Stockholders in proportion to their relative ownership upon the closing a number of additional shares of our common stock so that, following the issuance, the shares of common stock owned by the Stockholders would represent the percentage of the total shares of our common stock outstanding immediately after the closing (after taking into account such issuance of the additional shares of our common stock) equal to (a) the number of shares of our common stock held by the Stockholders upon the closing of the Combination, divided by (b) (i) the aggregate number of shares of our common stock outstanding immediately after the closing (without taking into account such issuance) less (ii) the amount of Damages divided by $5.30. No indemnification is provided unless and until (and then only to the extent that) the Damages exceed $13,000,000 (or $2,600,000 in the case of the tax matters representation) and our indemnification obligations are capped at $65,000,000 of Damages.

Except as described in the last sentence of this paragraph, in no event shall any party be required to make any cash payment to any other party pursuant to the indemnification provisions in the Exchange Agreement. The indemnification provisions terminate (other than with respect to pending claims) upon the earlier of a Change in Control or a Qualified Public Offering (each as defined in the Stockholders Agreement described below). Under certain circumstances, we may be required to indemnify Dutchco for certain taxes, up to a maximum payment by us of $7,500,000.

Stockholder’s Agreement

On October 1, 2009, in connection with the consummation of the Combination, we entered into a stockholders agreement by and among Stream, Dutchco, NewBridge, Ares, Trillium and Mr. Murray (the “Stockholders Agreement”), that amends and restates in its entirety the stockholders agreement dated as of August 14, 2009 between the parties.

Voting Agreement. Pursuant to the Stockholders Agreement, each of Ares, NewBridge and Dutchco agreed to vote all of the shares of Stream’s capital stock that it holds to elect up to eleven members of Stream’s board of directors as follows:

•	up to three members designated by Ares (Messrs. Kaplan, Schwartz and Walton);

•	up to three members designated by NewBridge and Dutchco (Messrs. Ayala and Ablaza and Ms. Richardson);

•	one member designated by Ares who would satisfy the applicable director independence requirements of the stock exchange on which Stream’s common stock is listed (Mr. O’Leary);

•	one member designated by NewBridge and Dutchco who would satisfy the applicable director independence requirements of the stock exchange on which Stream’s common stock is listed (Mr. Noell);

•

one member designated by Stream’s board of directors (with the approval of at least one of the directors designated by Ares who need not be independent and at least one of the directors designated by NewBridge and Dutchco who need not be independent) who would satisfy the applicable director independence requirements of the stock exchange on which Stream’s common stock is listed, who shall be Mr. Paul Joubert until his successor is duly elected and qualified or until his death, disqualification, resignation, retirement or removal;

•

one member designated by Stream’s board of directors (with the approval of at least one of the directors designated by Ares who need not be independent and at least one of the directors designated by NewBridge and Dutchco who need not be independent) who would satisfy the director independence requirements for a member of an audit committee (Mr. Conway), provided that no individual shall be designated pursuant to this clause if the members of Stream’s board of directors otherwise designated pursuant to the agreement include the minimum number of individuals who would satisfy the applicable director independence requirements of the stock exchange on which Stream’s common stock is listed; and

•

the individual serving as Stream’s Chief Executive Officer, who shall also be Chairman of Stream’s board of directors so long as Stream’s current Chief Executive Officer, Mr. Murray, remains Stream’s Chief Executive Officer.

The rights to designate directors described above in the first two bullet points are subject to the following conditions:

•

in order to designate three directors, Ares or NewBridge and Dutchco, as the case may be, and their affiliates must continue to own shares owned as of the date of the closing of the Combination or acquired pursuant to the exercise of participation rights under the stockholders agreement (“shares”) representing (1) at least two-thirds of the shares of Stream’s stock owned on the date of the closing of the Combination and (2) at least 15% of the then outstanding shares of Stream’s common stock;

•

in order to designate two of the three directors, Ares or NewBridge and Dutchco, as the case may be, and their affiliates must continue to own shares representing (1) at least 50% of the shares of Stream’s stock owned on the date of the closing of the Combination and (2) at least 7.5% of the then outstanding shares of Stream’s common stock; and

•

in order to designate one of the three directors, Ares or NewBridge and Dutchco, as the case may be, and their affiliates must continue to own shares representing at least 25% of the shares of Stream’s stock owned on the date of the closing of the Combination.

The rights to designate independent directors described above are conditioned on Ares or NewBridge and Dutchco, as the case may be, and their affiliates continuing to own shares representing (1) at least one-third of the shares of Stream’s stock owned on the date of the closing of the Combination or (2) at least 15% of the then outstanding shares of Stream’s common stock. In the event that Ares or NewBridge and Dutchco, as the case may be, or any permitted transferee no longer have the right to designate an independent director, Stream’s board of directors (with the approval of at least one of the directors designated by Ares who need not be independent and at least one of the directors designated by NewBridge and Dutchco who need not be independent) shall designate such director.

For so long as Ares or NewBridge and Dutchco own shares representing at least 25% of the shares of Stream’s stock owned on the date of the closing of the Combination, Ares and NewBridge and Dutchco,

respectively, will be entitled to designate members of each of the committees of Stream’s board of directors (other than special committees where a conflict of interest exists) in an equal proportion to their board of directors designation rights.

The presence of at least one of the directors designated by Ares or NewBridge and Dutchco, as the case may be, shall be required to constitute a quorum of the board of directors, except as otherwise provided in the stockholders agreement. The presence a majority of the members of any committee of the board of directors, including any director designated by Ares or NewBridge and Dutchco, shall be required to constitute a quorum of such committee, except as otherwise provided in the stockholders agreement.

Ares, NewBridge and Dutchco may transfer their rights to designate directors to a transferee that acquires at least one-half of the shares of Stream’s common stock such entity owns on the date of the closing of the Combination.

Transfer Restrictions. The stockholders agreement restricts the ability of a party to transfer shares. Prior to the second anniversary of the date of the closing of the Combination, a party may not transfer shares (other than pursuant to specified exceptions) without the prior consent of Ares, NewBridge and Dutchco. After the second anniversary of the date of the closing of the Combination, a party may transfer shares (other than pursuant to specified exceptions) subject to a right of first offer in Stream’s favor, a right of first offer in favor of Ares, NewBridge and Dutchco and tag along rights in favor of the other parties to the stockholders agreement. The stockholders agreement also provides that no party shall transfer shares to any competitor (as identified in the stockholders agreement), subject to specified exceptions, without the prior consent of Ares, NewBridge, Dutchco and, for so long as Mr. Murray serves as Stream’s chief executive officer, Mr. Murray.

Drag Along. The stockholders agreement provides that in the event that Ares, NewBridge or Dutchco proposes to transfer shares to a third party in a transaction that would result in a change of control (as defined in the stockholders agreement), such party shall have the right to require each of the other parties to the stockholders agreement (other than Mr. Murray and Trillium) to transfer its shares in such transaction.

Participation Rights. The stockholders agreement provides Ares, NewBridge and Dutchco with the right to purchase a pro rata portion of any issuance of capital stock or securities convertible into capital stock by Stream or any of its subsidiaries, subject to specified exceptions. These participation rights terminate on the closing of the first underwritten public offering of Stream’s common stock if the shares of its common stock then outstanding that will have been issued in a transaction registered pursuant to a registration statement under the Securities Act or 1933, as amended (the “Securities Act”) (other than shares held by an affiliate or executive officer or issued pursuant to a registration statement on Form S-8 or a comparable form) represent at least 20% of Stream’s then outstanding common stock (a “Qualified Public Offering”).

In the event that any of the warrants outstanding on the date of the closing of the Combination are exercised, Ares, NewBridge and Dutchco shall have the right to purchase for $6.00 per share a number of shares of Stream’s common stock equal to 2.4364 multiplied by the number of shares actually issued upon exercise of such warrants. NewBridge shall have the right to purchase the first 1.0 million shares Stream offers and any additional shares Stream offers shall be allocated on a pro rata basis among Ares, NewBridge and Dutchco. The maximum number of shares of Stream’s common stock issuable pursuant to this participation right in the event that all shares underlying warrants are exercised is approximately 49,500,000. This participation right expires on October 17, 2011, concurrently with the expiration of the warrants outstanding on the date of the closing of the Combination. As of November 11, 2009, 125,519 of our publicly traded warrants had been exercised, NewBridge had exercised its participation rights to purchase 55,120 shares of common stock and NewBridge has indicated its intention to exercise its right to purchase an additional 250,694 shares of common stock at $6.00 per share as a result of these exercises.

Approval Rights. Stream agreed that it would not take or agree to take any of the following actions without the unanimous prior consent of (1) Ares, for so long as Ares and its affiliates continue to own shares representing at least one-third of the shares of Stream’s stock they owned on the date of the closing of the Combination,

(2) NewBridge, for so long as NewBridge and its affiliates continue to own shares representing at least 50% of the shares of Stream’s stock they owned on the date of the closing of the Combination, and (3) Dutchco, for so long as Dutchco and its affiliates continue to own shares representing at least 50% of the shares of Stream’s stock they owned on the date of the closing of the Combination:

•

consummate a change of control (as defined in the stockholders agreement) of Stream on or prior to August 14, 2013, or permit any subsidiary of Stream to consummate such a change of control, if the consideration to be paid for each share of Stream’s common stock is less than $12.00;

•

incur indebtedness for borrowed money in an aggregate principal amount (excluding obligations with respect to capital leases) on a consolidated basis that would exceed 4.5 times Adjusted EBITDA (as defined in the stockholders agreement) for the preceding 12-month period;

•

sell or otherwise dispose of any of Stream’s properties or assets, or permit any subsidiary of Stream to sell or otherwise dispose of any of its properties or assets, for a price in excess of $50 million;

•	enter into any transaction with an affiliate of Stream, or permit any subsidiary of Stream to enter into any transaction with an affiliate of Stream, other than on an arm’s length basis;

•	amend any provision of Stream’s certificate of incorporation or by-laws;

•	change Stream’s domicile from the United States;

•	make any material change in Stream’s accounting policies (to the extent such change would require the approval of Stream’s board of directors);

•	repurchase or redeem, or permit any subsidiary of Stream to repurchase or redeem, any capital stock held by Ares, NewBridge or Dutchco, other than on a pro rata basis; and

•	amend or modify the terms of certain loans to EGS and EGS Acquisition Corp.

Stream also agreed that it would not take or agree to take any of the following actions without the prior consent (which consent is referred to as a “requisite majority”) of any two of Ares, NewBridge and Dutchco, provided that (1) the consent of Ares will be required for so long as Ares and its affiliates continue to own shares representing at least two-thirds of the shares of Stream’s stock they owned on the date of the closing of the Combination and a greater number of shares than each of NewBridge and its affiliates and Dutchco and its affiliates and (2) the consent of any such party shall not be required when it and its affiliates no longer own at least 7.5% of the then outstanding shares of Stream’s common stock:

•

consummate a change of control (as defined in the stockholders agreement) of Stream on or prior to August 14, 2013, or permit any subsidiary of Stream to consummate such a change of control, if the consideration to be paid for each share of Stream’s common stock is equal to or more than $12.00;

•	consummate a change of control (as defined in the stockholders agreement) of Stream after August 14, 2013;

•

make any investment or enter into any joint venture or strategic alliance, or permit any subsidiary of Stream to make any investment or enter into any joint venture or strategic alliance, involving payments by Stream of more than $50 million in the aggregate;

•

issue, repurchase or redeem, or permit any subsidiary of Stream to issue or repurchase, any of Stream’s capital stock (or securities convertible into or, or exchangeable or exercisable for capital stock), other than under Stream’s option plan, upon exercise of outstanding warrants, pursuant to participation rights described above or repurchases from employees, officers, directors or consultants at termination of service;

•	declare or pay any dividend or make any distribution on Stream’s capital stock (other than dividends on common stock payable in common stock);

•

guarantee, assume, incur or refinance any indebtedness for borrowed money, or permit any subsidiary of Stream to guarantee, assume, incur or refinance any indebtedness for borrowed money, other than capitalized leases in an aggregate annual amount less than $25 million or under any credit agreement in effect on the date of the closing of the Combination;

•	enter into, change or terminate any agreement with Stream’s Chairman and/or Chief Executive Officer;

•

enter into any settlement agreement relating to a legal proceeding providing for a payment by Stream, or permit any subsidiary of Stream to enter into any settlement agreement relating to a legal proceeding providing for a payment by such subsidiary, of more than $15 million;

•	establish, change or terminate any equity incentive plan; or

•	enter into any transaction, or permit any subsidiary of Stream to enter into any transaction, with an affiliate of Stream providing for payments by Stream in excess of $1 million.

In addition, Stream will not, without the prior approval of Stream’s board of directors, including one director designated by Ares who need not be independent and one director designated by NewBridge or Dutchco who need not be independent, approve a budget for any fiscal year or a material deviation from an approved budget, or commence any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization.

Amendments. The stockholders agreement may be amended, and any of its provisions may be waived by, (1) the requisite majority (as defined above) or (2) if none of Ares, NewBridge and Dutchco, together with its affiliates, owns shares representing at least 7.5% of the then outstanding shares of Stream’s common stock, the parties to the stockholders agreement owning a majority of the shares then owned by the parties to the stockholders agreement, provided that (a) the consent of each of Ares, NewBridge and Dutchco also is required for so long as it, together with its affiliates, owns more than 5% of the then outstanding shares of Stream’s common stock and (b) other consents also are required of Ares, NewBridge, Dutchco, Mr. Murray, Trillium and other parties in certain circumstances specified in the stockholders agreement.

Assignment of Rights. Each of Ares, NewBridge and Dutchco may transfer its rights under the stockholders agreement to a transferee that acquires at least one-half of the shares of Stream’s common stock such entity owns on the date of the closing of the Combination.

Termination. The stockholders agreement terminates upon the earlier of (1) the first date on which Ares, NewBridge and Dutchco, together with their respective affiliates and certain permitted transferees, collectively own less than 10% of the then outstanding shares of Stream’s common stock and (2) the consummation of a transaction or series of related transactions in which equity securities representing in excess of 50% of the voting or economic power of Stream’s stock are held by any person or group (other than Ares, NewBridge and Dutchco and their respective affiliates and certain permitted transferees).

Registration Rights Agreement

On August 14, 2009, Stream amended and restated Stream’s existing registration rights agreement with Ares and certain of Stream’s founding stockholders, including Trillium, to add NewBridge, Dutchco and Mr. Murray as parties and to amend certain terms of the agreement effective as of the closing of the Combination (as amended and restated, the “registration rights agreement”). Under the registration rights agreement, Stream agreed to provide demand and piggyback registration rights to the parties for shares of Stream’s common stock (1) held on the date of the closing of the Combination or acquired under the stockholders agreement by Ares, NewBridge and Dutchco and (2) acquired by Stream’s founding stockholders in connection with Stream’s founding and that are not eligible to be sold under Rule 144 of the Securities Act without any volume, manner of sale or other restrictions, in each case, subject to cutbacks, suspension rights and the other terms and conditions of the registration rights agreement. Stream agreed also to provide piggyback registration rights to Mr. Murray.

The registration rights agreement may be amended, and any of its provisions may be waived by, (1) the requisite majority (as defined above) or (2) if none of Ares, NewBridge and Dutchco, together with its affiliates, owns registrable securities (as defined in the registration rights agreement) representing at least 7.5% of the then outstanding shares of Stream’s common stock, the parties to the registration rights agreement owning a majority of then outstanding registrable securities, provided that (a) the consent of each of Ares, NewBridge and Dutchco also is required for so long as it, together with its affiliates, owns more than 5% of the then outstanding shares of Stream’s common stock and (b) other consents also are required of Ares, NewBridge, Dutchco, Stream’s founding stockholders, Mr. Murray, Trillium and other parties in certain circumstances specified in the registration rights agreement.

Guarantee and Reimbursement Agreement

On March 2, 2009, we entered into a Guarantee and Reimbursement Agreement with certain of our wholly-owned subsidiaries, namely, Stream Holdings Corporation, Stream Florida Inc., Stream International Inc., Stream New York Inc. (collectively, the “Stream Entities”), and Ares (the “Reimbursement Agreement”), pursuant to which, on March 18, 2009, in response to a request by us, Ares issued three letters of credit in an aggregate amount of $7,005,983 (the “Letters of Credit”) to support the obligations of the Stream Entities in order to create additional undrawn availability pursuant to our Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated March 2, 2009. Under the Reimbursement Agreement, the Stream Entities are obligated to reimburse Ares for all amounts drawn or paid under the Letters of Credit at an interest rate of 5% per annum, or 7% per annum if payment is not timely made. In addition, we were obligated under the Reimbursement Agreement to issue to Ares a number of shares of our Series B Preferred Stock equal to (i) 1,000 shares multiplied by (ii) (a) the aggregate maximum amount that may be drawn or paid under the Letters of Credit divided by (b) $10,000,000, with any fractional shares being rounded up to the nearest whole share, up to a maximum of 1,000 shares in the aggregate. In connection with Ares’ issuance of the Letters of Credit, on March 10 and March 13, 2009, we issued to Ares a total of 702 shares of Series B Preferred Stock, which shares were converted into common stock upon the closing of the Combination.

Employment Agreement with R. Scott Murray

We are a party to an Employment Agreement, dated as of July 15, 2008 and amended on December 29, 2008, May 6, 2009 and November 10, 2009, with Mr. Murray, providing for his employment as Stream’s President and Chief Executive Officer and his appointment as Chairman of Stream’s board of directors. The agreement currently has a one-year term that ends on July 31, 2010, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. Under the agreement, Mr. Murray is entitled to receive:

•	an annual base salary of at least $595,000;

•

annual bonuses upon Stream’s satisfaction of budgeted levels of Adjusted EBITDA, with a target annual bonus, if Stream achieves 100% of its Adjusted EBITDA goals, of at least 100% of his annual base salary;

•	reimbursement of the reasonable costs (up to a maximum of $50,000 per year) for tax and estate planning and premiums on life insurance policies; and

•	the same standard employment benefits to which Stream’s other executives and employees are entitled.

Mr. Murray’s employment agreement provides for the following severance payments and benefits upon termination of his employment with Stream:

(1) If Mr. Murray’s employment with Stream terminates for any reason other than for cause (as defined in the agreement), then he will be entitled to a pro rata portion, based on the portion of the year during which he was employed by us, of his annual bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s bonus plan.

(2) If Stream terminates Mr. Murray’s employment without cause or chooses not to renew his employment agreement, or if Mr. Murray leaves Stream’s employment for good reason (as defined in the agreement), or if Mr. Murray’s employment terminates because of his death or disability, then:

•	he will be entitled to payment of his base salary, in semi-monthly installments in accordance with Stream’s normal payroll practices, for two years;

•	he will be entitled to two times the amount of the actual bonus that he earned for the most recent 12-month period before termination;

•

the vesting of his outstanding unvested equity awards will be accelerated by 12 months, and he will be entitled to exercise each award until the earlier of two years after termination or the expiration date of the award;

•

he and his family will be entitled to continued health, disability and dental benefits at the level in effect at the time of termination, with Stream paying the employer’s share of the premiums, for two years after termination or until he becomes eligible for substantially similar benefits from another employer, after which time Mr. Murray will be eligible to receive the maximum benefits permitted under the Consolidated Omnibus Reconciliation Act of 1985, 1986 and 1990, or COBRA, at his expense (other than administrative fees); and

•

for two years after termination, Stream will maintain and pay the premiums for life insurance and long-term disability insurance benefits for Mr. Murray at the levels in effect at the time of termination.

(3) Within 24 months after a change of control (as defined in the agreement) or within six months before a change of control and after Stream signs an agreement for a change of control, if Stream terminates Mr. Murray’s employment without cause or choose not to renew his employment agreement, or if Mr. Murray leaves Stream’s employment for good reason, or if Mr. Murray’s employment terminates because of his death or disability, then Mr. Murray is entitled to the same payments and benefits described above in paragraph (2), except as follows:

•

he will be entitled to two times his target annual bonus at the 100% achievement level for the year in which the termination occurs (instead of two times the actual bonus earned as described in paragraph (2) above); and

•	the vesting of his outstanding unvested equity awards will be fully accelerated (instead of 12 months’ acceleration as described in paragraph (2) above).

In addition, for 18 months after the termination of his employment, provided that Mr. Murray receives the severance-related payments as described above, Mr. Murray agreed not to engage in any business throughout the world that directly competes with the business Stream is engaged in at the time of his termination or directly recruit, solicit or hire any of Stream’s employees who earns an annual salary greater than $125,000. Mr. Murray also agrees during and after his employment not to disclose to anyone outside of Stream’s confidential or proprietary information.

Employment Agreements with Robert Dechant and Sheila M. Flaherty

We are a party to employment agreements with Robert Dechant and Sheila M. Flaherty. We entered into our employment agreement with Mr. Dechant on August 7, 2008, and with Ms. Flaherty on July 16, 2008. We amended both agreements on December 29, 2008, May 6, 2009 and November 10, 2009. Each employment agreement has an initial one-year term, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. Under the agreements, each of Mr. Dechant and Ms. Flaherty is entitled to receive:

•	an annual base salary of at least $300,000 (which has been increased to $325,000 for fiscal year 2010);

•

annual bonuses upon Stream’s satisfaction of budgeted levels of Adjusted EBITDA, with a target annual bonus, if Stream achieves 100% of its Adjusted EBITDA goals, of at least 60% of his or her annual base salary;

•

for Mr. Dechant only, commissions upon Stream’s satisfaction of budgeted revenues and gross margin percentage, with target annual commission if Stream achieves 100% of such goals of at least 40% of his annual base salary;

•	reimbursement of the reasonable costs (up to a maximum of $10,000 per year) for tax and estate planning and premiums on life insurance policies; and

•	the same standard employment benefits to which Stream’s other executives and employees are entitled.

Our employment agreement with each of Mr. Dechant and Ms. Flaherty provides for the following severance payments and benefits upon termination of the executive’s employment with Stream:

(1) If the executive’s employment with Stream terminates for any reason other than for cause (as defined in the agreements), then he or she will be entitled to a pro rata portion, based on the portion of the year during which he or she was employed by Stream, of his or her annual bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s bonus plan.

(2) If Stream terminates the executive’s employment without cause or chooses not to renew his or her employment agreement, or if the executive leaves Stream’s employment for good reason (as defined in the agreements), or if the executive’s employment terminates because of his or her death or disability, then:

•	the executive will be entitled to payment of his or her base salary, in semi-monthly installments in accordance with Stream’s normal payroll practices, for one year;

•

in the case of his or her death or disability, the vesting of his or her outstanding unvested equity awards will be accelerated by 12 months, and, in the case of termination for any of the reasons noted in number (2) above, he or she will be entitled to exercise the vested portion of his or her award until the earlier of one year after termination of employment or the expiration date of the award;

•

the executive and his or her family will be entitled to continued health, disability and dental benefits at the level in effect at the time of termination, with Stream paying the employer’s share of the premiums, for one year after termination or until the executive becomes eligible for substantially similar benefits from another employer, after which time he or she will be eligible to receive the maximum benefits permitted under COBRA at his or her expense (other than administrative fees); and

•

for one year after termination, Stream will maintain and pay the premiums for life insurance and long-term disability insurance benefits for the executive at the levels in effect at the time of termination.

(3) Within 24 months after a change of control (as defined in the agreements) or within six months before a change of control and after Stream signs an agreement for a change of control, if Stream terminates the executive’s employment without cause or choose not to renew his or her employment agreement, or if the executive leaves Stream’s employment for good reason, or if the executive’s employment terminates because of his or her death or disability, then:

•	the executive will be entitled to payment of his or her base salary, in semi-monthly installments in accordance with Stream’s normal payroll practices, for 18 months;

•

the vesting of his or her outstanding unvested equity awards will be fully accelerated, and he or she will be entitled to exercise each award until the earlier of 18 months after termination or the expiration date of the award;

•

the executive and his or her family will be entitled to continued health, disability and dental benefits at the level in effect at the time of termination, with Stream paying the employer’s share of the premiums, for 18 months after termination or until the executive becomes eligible for substantially similar benefits from another employer, after which time he or she will be eligible to receive the maximum benefits permitted under COBRA at his expense (other than administrative fees); and

•

for 18 months after termination, Stream will maintain and pay the premiums for life insurance and long-term disability insurance benefits for the executive at the levels in effect at the time of termination.

In addition, for 12 months after the termination of employment, provided that each of Mr. Dechant and Ms. Flaherty receives the severance-related payments as described above, each executive agreed not to engage in any business throughout the world that directly competes with the business Stream is engaged in at the time of his or her termination or directly recruit, solicit or hire any of Stream’s employees. Each executive also agrees during and after his or her employment not to disclose to anyone outside of Stream our confidential or proprietary information.

Participation in the Offer

Our current executive officers and directors will not tender any warrants pursuant to the Offer.

12. Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of warrants pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13. U.S. Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose warrants are tendered and accepted for payment. This discussion assumes that warrant holders hold warrants as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular warrant holder in light of the warrant holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, (ii) the special tax rules that may apply to certain warrant holders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the U.S., or (iii) the special tax rules that may apply to a warrant holder that acquires, holds, or disposes of warrants as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold warrants through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of warrants that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of warrants (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Warrant holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Non-Participation in the Tender Offer. Holders of warrants who do not tender any of their warrants in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as result of the consummation of the Offer.

Exchange of Warrants Pursuant to the Offer. The exchange of warrants for cash pursuant to the Offer will be a taxable sale of the warrants for U.S. federal income tax purposes. A U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the warrants. A holder’s adjusted tax basis in the warrants generally will equal the holder’s acquisition cost, and if the holder purchased Stream’s units, the cost of such units would be allocated between the common stock and the warrants that comprised such units based on their relative fair market values at the time of purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the warrants exceeds one year. A holder must calculate gain or loss separately for each block of warrants exchanged pursuant to the Offer (generally, warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15%. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain realized by a non-U.S. holder upon a sale of warrants generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the warrants, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares. We currently are not and never have been a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable U.S. federal income tax rates. Any gains of a non-U.S. holder described in clause (i) of the preceding sentence that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

Information Reporting and Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a warrant holder or other payee pursuant to the Offer must be withheld and remitted to the IRS unless the warrant holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the warrant holder is exempt from backup withholding. In addition, the gross proceeds payable to a U.S. holder of warrants in the Offer will be subject to U.S. information reporting. To avoid backup withholding, each tendering warrant holder that is a U.S. holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary, unless the warrant holder otherwise establishes to the satisfaction of the Depositary that the warrant holder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders are not subject to backup withholding.

In order for a non-U.S. holder to qualify as an exempt recipient, that warrant holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that warrant holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of warrants where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in Section 7 shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any warrants if we determine such extension is required by applicable law or regulation. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for warrants upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to the extent required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrant holders in a manner reasonably designed to inform warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to (a) increase the price to be paid for warrants, or (b) increase the number of warrants being sought in the Offer by more than 2% of our outstanding warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to warrant holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15. Fees and Expenses.

We have retained Innisfree M&A Incorporated to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Stream for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of warrants pursuant to the Offer. Warrant holders holding warrants through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if warrant holders tender warrants through the brokers, dealers and other nominee warrant holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of warrants pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of warrants residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

November 13, 2009

APPENDIX A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF STREAM GLOBAL SERVICES, INC.

The executive officers and directors of Stream Global Services, Inc. are set forth in the following table:

Name	Position
R. Scott Murray	Chairman of the Board of Directors, Chief Executive Officer, President and Interim Chief Financial Officer
Robert Dechant	Executive Vice President, Global Sales and Marketing
Sheila M. Flaherty	Executive Vice President and Chief Legal and Administrative Officer
Kevin T. O’Leary	Director
G. Drew Conway	Director
Paul G. Joubert	Director
David Kaplan	Director
Jeffrey Schwartz	Director
Nate Walton	Director
R. Davis Noell	Director
Julie G. Richardson	Director
Gerardo C. Ablaza	Director
Alfredo I. Ayala	Director

The address and telephone number of each executive officer and director is: c/o Stream Global Services, Inc., 20 William Street, Suite 310, Wellesley, Massachusetts 02481, telephone (781) 304-1800.

A-1

The Letter of Transmittal, certificates for warrants and any other required documents should be sent or delivered by each warrant holder of Stream who wishes to participate in the Offer or such warrant holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail: 17 Battery Place- 8th Floor New York, NY 10004 Attention: Reorganization Department	By Overnight Delivery: 17 Battery Place- 8th Floor New York, NY 10004 Attention: Reorganization Department	By Hand: 17 Battery Place- 8th Floor New York, NY 10004 Attention: Reorganization Department
Confirmation Telephone Number: (212) 509-4000, ext. 536

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Warrant Holders Call Toll Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833